UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

CORNERSTONE BUILDING BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

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April 20, 2021

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Cornerstone Building Brands, Inc. (the “Company”) to be held at 10:00 a.m. EDT on Thursday, May 20, 2021. Due to concerns regarding the ongoing coronavirus (“COVID-19”) pandemic, and to protect the health and safety of our employees, stockholders and other stakeholders, the Annual Meeting will be a virtual meeting conducted solely online via live webcast at www.proxydocs.com/CNR. There is no physical location for the meeting.

To participate in the Annual Meeting, you must register in advance at www.proxydocs.com/CNR prior to the registration deadline of 5:00 p.m. EDT on May 18, 2021. As part of the registration process, you must enter the control number provided in your proxy card. After completion of your registration, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

At this meeting you will be asked to:

(1)

Proposal 1: Elect the four (4) Class I directors named in the accompanying proxy statement to serve until the 2024 Annual Meeting of Stockholders or until their respective successors have been elected and shall have qualified or until their resignation;

(2)	Proposal 2: Provide an advisory vote on executive compensation;

(3)	Proposal 3: Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

(4)	Transact such other business as may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.

It is important that your shares be represented at the Annual Meeting. Therefore, whether or not you expect to virtually attend the Annual Meeting, please sign and date the enclosed proxy and return it in the enclosed envelope or submit your proxy using the telephone or Internet procedures that may be provided to you at your earliest convenience. Please note that using any of these methods will not prevent you from attending the meeting virtually and voting online at that time.

Very truly yours,

/s/ James S. Metcalf

JAMES S. METCALF Chairman and Chief Executive Officer

CORNERSTONE BUILDING BRANDS, INC.

5020 Weston Parkway

Suite 400

Cary, North Carolina 27513

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2021

Virtual Meeting Only – No Physical Meeting Location

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Cornerstone Building Brands, Inc. (the “Company”) will be held virtually, on Thursday, May 20, 2021, at 10:00 a.m. EDT. The Annual Meeting will be held for the following purposes:

(1)

Proposal 1: Elect the four (4) Class I directors named in the accompanying proxy statement to serve until the 2024 Annual Meeting of Stockholders or until their respective successors have been elected and shall have qualified or until their resignation;

(2)	Proposal 2: Provide an advisory vote on executive compensation;

(3)	Proposal 3: Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

(4)	Transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 8, 2021 are entitled to notice of, and to vote at, the meeting or any reconvened meeting following any adjournment or postponement thereof. In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available in electronic form on the day of the Annual Meeting and for ten days before the meeting. To request access to the list, please contact shareholderlist@cornerstone-bb.com

We are first sending this proxy statement and the enclosed proxy form to stockholders on or about April 20, 2021.

Due to concerns regarding the ongoing coronavirus (“COVID-19”) pandemic, and to protect the health and safety of our employees, stockholders and other stakeholders, the Annual Meeting will be a virtual meeting conducted solely online via live webcast at www.proxydocs.com/CNR. Please register in advance at www.proxydocs.com/CNR prior to the registration deadline of 5:00 p.m. EDT on May 18, 2021. As part of the registration process, you must enter the control number provided in your proxy card. After completion of your registration, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

We believe that it is desirable that as large a proportion as possible of the stockholders’ interests be represented at our Annual Meeting. Whether or not you plan to attend our Annual Meeting, we request that you properly date and sign the enclosed form of proxy and promptly return it to us using the enclosed addressed and stamped envelope. If you are present at the virtual meeting and wish to do so, you may revoke the proxy and vote in person. If, however, you hold your shares through a nominee or broker, you must follow the instructions of the nominee or broker to revoke your voting instructions.

By order of the Board of Directors,

/s/ Alena S. Brenner

ALENA S. BRENNER Executive Vice President, General Counsel and Corporate Secretary

Cary, North Carolina

April 20, 2021

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting to Be Held May 20, 2021 via live webcast at www.proxydocs.com/CNR

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report to Stockholders are available at www.proxydocs.com/CNR.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2021

CORNERSTONE BUILDING BRANDS, INC.

5020 Weston Parkway

Suite 400

Cary, North Carolina 27513

(866) 419-0042

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2021

Virtual Meeting Only – No Physical Meeting Location

This proxy statement is furnished to stockholders of Cornerstone Building Brands, Inc. (“Cornerstone Building Brands,” the “Company,” “we,” and “us”) in connection with the solicitation of proxies to be used at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually solely online via live webcast on Thursday, May 20, 2021 at 10:00 a.m. EDT at www.proxydocs.com/CNR. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. Stockholders have a choice of voting over the Internet, at www.proxypush.com/CNR (registered stockholders only), by telephone using the number 1-844-927-1815, or by mail using a traditional proxy card.

If you give a proxy on the enclosed form, or by telephone or the Internet, you may revoke it at any time before it is exercised at the Annual Meeting by (1) delivering written notice of revocation to the Corporate Secretary of the Company, (2) signing, dating and delivering to the Corporate Secretary of the Company a later dated proxy at our principal executive offices, which are located at 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513, or (3) virtually attending the Annual Meeting and voting online. Virtual attendance at the Annual Meeting will not, in itself, constitute revocation of a completed and delivered proxy card.

If you are a street name stockholder (meaning that your shares are held in a brokerage account by a bank, broker or other nominee) and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

We are first sending this proxy statement and the enclosed proxy form to stockholders on or about April 20, 2021.

ACTION TO BE TAKEN AT ANNUAL MEETING

When you have appropriately specified how your proxy should be voted, the proxy will be voted accordingly. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	FOR Proposal 1, the election as directors of the nominees listed under “Election of Directors;”

•	FOR Proposal 2, an advisory vote on executive compensation;

•	FOR Proposal 3, the ratification of Grant Thornton LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2021 (“Fiscal 2021”); and

•	At the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the Annual Meeting.

As of the date hereof, our Board of Directors (our “Board”) is not aware of any other such matter or business to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), represented by the proxies in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

Our Board is soliciting proxies from the holders of record of our Common Stock at the close of business on April 8, 2021. We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders in connection with the Annual Meeting, and no other person or persons will bear those costs either directly or indirectly.

The solicitation of proxies by our Board of Directors will be conducted primarily by mail. In addition, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services, but may be reimbursed for their reasonable expenses in forwarding solicitation material.

Mediant Communications Inc. will assist us in the distribution of proxy materials and will provide voting and tabulation services for the Annual Meeting. In addition, we will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our Common Stock.

OUTSTANDING CAPITAL STOCK

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is April 8, 2021. At the close of business on that date, we had 125,676,292 shares of Common Stock issued and outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock outstanding on the record date is entitled to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise noted, the following tables set forth, as of April 8, 2021 (the “Ownership Date”), the number of shares of our equity securities beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of any class of our equity securities, (2) each director and nominee for director, (3) each of our named executive officers identified under the caption “Executive Compensation,” and (4) all current directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to the Common Stock. Unless otherwise noted, the mailing address of each person or entity named below is 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513.

	Beneficial Ownership(1)
Name of Beneficial Owner or Group	Number of Shares of Common Stock	Percent
CD&R Pisces Holdings, L.P.(2)	39,128,929	31.13
Clayton, Dubilier & Rice Fund VIII, L.P.(3)	22,744,823	18.10
CD&R Friends & Family Fund VIII, L.P.(3)	56,940	*
GG Shareholders(4)	7,489,402	5.96
Kathleen J. Affeldt(5)	36,624	*
George L. Ball(5)	342,599	*
John L. Buckley	15,458	*
Gary L. Forbes(5)	143,935	*
John J. Holland(5)	73,147	*
William E. Jackson	—	*
Wilbert W. James, Jr.	—	*
Daniel Janki	185,472	*
James F. Keppler	23,052	*
John Krenicki(2)(3)(6)	—	*
Jeffrey S. Lee(5)	244,089	*
George Martinez(5)	—	*
James S. Metcalf(5)	592,940	*
Todd R. Moore(5)	65,814	*
Timothy O’Brien(5)	195	*
Donald R. Riley(5)	—	*
Nathan K. Sleeper(2)(3)(6)	—	*
Jonathan L. Zrebiec(2)(3)(6)	—	*
All directors and executive officers as a group (21 persons)(6)(7)	1,861,059	1.48

*	Less than 1%.

(1)

Includes shares beneficially owned by the listed persons, including unvested restricted stock, shares owned under our 401(k) Profit Sharing Plan and phantom units owned under our Deferred Compensation Plan, but does not include any restricted stock units (the “RSUs”) or performance share units (the “PSUs”) held by the listed persons (see “Compensation Discussion & Analysis — Long-Term Incentive Compensation”) unless the scheduled vesting date is within 60 days after the Ownership Date. If a person has the right to acquire beneficial ownership of any shares by exercise of options or by reason of the vesting of RSUs or PSUs previously granted within 60 days after the Ownership Date, those shares are deemed beneficially owned by that person as of the Ownership Date and are deemed to be outstanding solely for the purpose of determining the percentage of the Common Stock that he or she owns. Those shares are not included in the computations for any other person. Please see the tables accompanying footnotes 5 and 7 below for additional information regarding equity compensation awards held by the listed persons.

(2)	CD&R Investment Associates X, Ltd. (“CD&R Pisces GP”) is the general partner of CD&R Pisces Holdings, L.P. (“CD&R Pisces”).

CD&R Pisces GP, as the general partner of CD&R Pisces, may be deemed to beneficially own the shares of Common Stock shown as beneficially owned by CD&R Pisces. CD&R Pisces GP expressly disclaims beneficial ownership of the Common Stock of which CD&R Pisces has beneficial ownership.

Investment and voting decisions with respect to the shares of Common Stock held by CD&R Pisces or CD&R Pisces GP are made by an investment committee comprised of more than ten individuals (the “CD&R Pisces Investment Committee”). All members of the CD&R Pisces Investment Committee disclaim beneficial ownership of the shares of Common Stock shown as beneficially owned by CD&R Pisces.

CD&R Pisces GP expressly disclaims beneficial ownership of the shares held by CD&R Pisces and the restricted shares held by CD&R, LLC as assignees of director compensation payable to Messrs. Krenicki, Sleeper and Zrebiec. Each of CD&R Pisces and CD&R Pisces GP expressly disclaim beneficial ownership of the restricted shares held by CD&R, LLC as assignees of director compensation payable to Messrs. Krenicki, Sleeper and Zrebiec. CD&R, LLC expressly disclaims beneficial ownership of the shares held by CD&R Pisces.

The address for CD&R Pisces and CD&R Pisces GP is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands. The address for CD&R, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

(3)	Unless otherwise indicated, Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P. are referred to collectively as the “CD&R Fund VIII Investors.”

Does not include 141,050 restricted shares of Common Stock issued to Clayton, Dubilier & Rice, LLC (“CD&R, LLC”), as assignee of director compensation payable to Messrs. John Krenicki, Nathan K. Sleeper and Jonathan L. Zrebiec.

The general partner of each of the CD&R Fund VIII Investors is CD&R Associates VIII, Ltd., whose sole stockholder is CD&R Associates VIII, L.P. The general partner of CD&R Associates VIII, L.P. is CD&R Investment Associates VIII, Ltd.

CD&R Investment Associates VIII, Ltd. is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VIII, Ltd., may be deemed to share beneficial ownership of the shares of Common Stock shown as beneficially owned by the CD&R Fund VIII Investors. Such persons expressly disclaim such beneficial ownership.

Investment and voting decisions with respect to the shares of Common Stock held by each of the CD&R Fund VIII Investors are made by an investment committee comprised of more than ten individuals (the “CD&R Fund VIII Investment Committee”). All members of the CD&R Fund VIII Investment Committee disclaim beneficial ownership of the shares of Common Stock shown as beneficially owned by the CD&R Fund VIII Investors.

Each of CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares held by the CD&R Fund VIII Investors and the restricted shares held by CD&R, LLC as assignees of director compensation payable to Messrs. Krenicki, Sleeper and Zrebiec. The CD&R Fund VIII Investors expressly disclaim beneficial ownership of the restricted shares held by CD&R, LLC as assignees of director compensation payable to Messrs. Krenicki, Sleeper and Zrebiec. CD&R, LLC expressly disclaims beneficial ownership of the shares held by the CD&R Fund VIII Investors.

The address for the CD&R Fund VIII Investors, CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands. The address for CD&R, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

(4)	Unless otherwise indicated, Atrium Intermediate Holdings, LLC (“Atrium Intermediate”) and GGC BP Holdings, LLC (“GGC BP”) are referred to collectively as the “GG Shareholders.”

Golden Gate Capital Opportunity Fund, L.P. (“GGCOF”), Golden Gate Capital Opportunity Fund-A, L.P. (“GGCOF-A”), GGCOF Co-Invest, L.P. (“GGCOF Co-Invest”), GGCOF Executive Co-Invest, L.P. (“Executive Co-Invest”) and GGCOF IRA Co-Invest, L.P. (“IRA Co-Invest”, together with GGCOF, GGCOF-A, GGCOF Co-Invest and Executive Co-Invest, the “Funds”) hold all of the equity interests in GGC BP.

Atrium Window Holdings, LLC (“Atrium Holdings”) and Atrium Window Parent, LLC (“Atrium Parent”) are the members of Atrium Intermediate. Atrium Parent is the controlling unitholder of Atrium Holdings. GGC Atrium Window Holdings, LLC (“GGC Atrium”) is the controlling unitholder of Atrium Parent. GGC BP is the controlling unitholder of GGC Atrium.

GGC Opportunity Fund Management, L.P. (“Fund GP”) is the general partner of each of GGCOF and GGCOF-A. GGC Opportunity Fund Management GP, Ltd. (“Ultimate GP”) is the general partner of Fund GP. GGCOF Co-Invest Management, L.P. (“Co-Invest GP”) is the general partner of GGCOF Co-Invest, IRA Co-Invest and Executive Co-Invest. Fund GP is the general partner of Co-Invest GP.

Ultimate GP is governed by its board of directors and has ultimate voting and dispositive authority over the ownership interests of the following entities in the Company: GGC BP, Atrium Holdings, Atrium Intermediate, Atrium Parent and GGC Atrium (collectively, the “Atrium Entities”). Each of the Atrium Entities, the Funds, Fund GP and Co-Invest GP has shared dispositive power with each other with respect to the Common Stock.

The address for the GG Shareholders, Atrium Holdings, Atrium Parent, GGC Atrium, the Funds, Fund GP, Ultimate GP and Co-Invest GP is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111.

The information set forth in this footnote (4) was derived from a general statement of acquisition of beneficial ownership on Schedule 13D filed on November 23, 2018 with respect to the GG Shareholders, Atrium Holdings, Atrium Parent, GGC Atrium, the Funds, Fund GP, Ultimate GP and Co-Invest GP.

(5)

The number of shares of Common Stock beneficially owned by each person reflected in the table above includes options exercisable on the Ownership Date or that would become exercisable within 60 days after the Ownership Date, but excludes (i) options not exercisable within 60 days after the Ownership Date and (ii) unvested RSUs and PSUs. The number of options, unvested shares of RSUs, and unvested PSUs beneficially owned by each person shown in the table above is shown in the table below. For more information about outstanding options, RSUs, and PSUs, see “Compensation Discussion & Analysis — Long-Term Incentive Compensation.”

	Options
	Exercisable Within 60 Days (included in the table above)	Not Exercisable Within 60 Days (not included in the table above)	Unvested Restricted Stock Units (not included in the table above)	Unvested Performance Share Units (not included in the table above)
Kathleen J. Affeldt	—	—	23,891	—
George L. Ball	—	—	23,891	—
John L. Buckley	87,713	159,966	70,816	90,490
Gary L. Forbes	14,163	—	23,891	—
John J. Holland	32,259	—	23,891	—
William E. Jackson	—	—	19,081	—
Wilbert W. James, Jr.	—	—	23,891	—
Daniel Janki	—	—	23,891	—
James F. Keppler	39,812	117,402	94,489	59,715
John Krenicki(6)	—	—	—	—
Jeffrey S. Lee	164,344	360,094	129,675	233,972
George Martinez	—	—	—	—
James S. Metcalf	263,086	704,011	247,803	567,806
Todd R. Moore	58,763	—	—	—
Timothy O’Brien	—	—	23,891	—
Donald R. Riley	—	—	—	—
Nathan K. Sleeper(6)	—	—	—	—
Jonathan L. Zrebiec(6)	—	—	—	—

(6)

Does not include 71,673 shares of Common Stock held by investment funds associated with or designated by CD&R, LLC, as assignee of compensation payable to Messrs. Krenicki, Sleeper and Zrebiec. Messrs. Krenicki, Sleeper and Zrebiec are members of our Board and executives of CD&R, LLC. Messrs. Krenicki, Sleeper and Zrebiec disclaim beneficial ownership of the shares held by CD&R, LLC and by investment funds associated with or designated by CD&R, LLC.

(7)

The number of shares of Common Stock beneficially owned by the directors and executive officers as a group reflected in the table above includes shares beneficially owned by the additional officers listed in the table below. As with the officers and directors listed individually in Note 5, the number of shares of Common Stock beneficially owned by the directors and executive officers as a group and reflected in the table above includes options exercisable on the Ownership Date or that would become exercisable within 60 days after the Ownership Date, but excludes (i) options not exercisable within 60 days after the Ownership Date and (ii) unvested RSUs and PSUs. The number of options, unvested shares of RSUs, and unvested PSUs units beneficially owned by these additional officers is shown in the table below. For more information about outstanding options, RSUs and PSUs, see “Compensation Discussion & Analysis — Long-Term Incentive Compensation.”

	Options
	Exercisable Within 60 Days (included in the table above)	Not Exercisable Within 60 Days (not included in the table above)	Unvested Restricted Stock Units (not included in the table above)	Unvested Performance Share Units (not included in the table above)
Alena S. Brenner	—	39,512	37,432	18,716
Arthur W. Steinhafel	87,713	163,884	72,048	93,570
Katy K. Theroux	70,749	154,252	171,482	106,967

QUORUM AND VOTING

The presence in person or by proxy of the holders of a majority of the voting power of the stock entitled to vote at an Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote. All routine matters will be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the matter, a quorum being present.

Pursuant to the terms of a stockholders agreement (the “Stockholders Agreement”) between the Company, CD&R Pisces, the CD&R Fund VIII Investors (together with CD&R Pisces, the “CD&R Investors”), Atrium Intermediate, GGC BP, and AIC Finance Partnership, L.P., a Cayman Islands exempted limited partnership (“AIC”, and together with Atrium Intermediate and GGC BP, each individually, a “Golden Gate Investor,” and collectively, the “Golden Gate Investors”), among other matters, so long as the CD&R Investors beneficially own at least 7.5% of the outstanding shares of Common Stock, the CD&R Investors are entitled to nominate for election, fill vacancies and appoint replacements for a number of Board members in proportion to the CD&R Investors’ percentage beneficial ownership of outstanding Common Stock, but never to exceed one less than the number of independent, non-CD&R-affiliated directors serving on the Board. The Stockholders Agreement contains voting agreements between the Company and each of the CD&R Investors and the Golden Gate Investors (the Golden Gate Investors, together with the CD&R Investors, the “Investors”), including the requirement that each Investor shall vote all of the shares of Common Stock that it beneficially owns (a) in favor of all director nominees, other than CD&R Investor Nominees (as defined in the Stockholders Agreement) or director nominees proposed by a Golden Gate Investor, nominated by the Board for election by the stockholders of the Company in accordance with the terms of the Stockholders Agreement and the By-laws (as defined below), (b) as recommended by the Board on certain enumerated proposals, including any and all proposals relating to or concerning compensation or equity incentives for directors, officers or employees of the Company adopted in the ordinary course of business consistent with past practice.

Those nominees receiving a plurality of all of the votes cast on Proposal 1 at the Annual Meeting shall be elected to our Board. Pursuant to the Stockholders Agreement, the CD&R Investors and the GG Shareholders, which own or beneficially own shares of Common Stock representing approximately 49.28% and 5.96%, respectively, of our outstanding voting power as of April 8, 2021, are required to vote for the election as directors each of the nominees listed under “Election of Directors,” other than Mr. Sleeper and Mr. O’Brien.

The total number of votes cast on Proposal 2, for approval of our compensation philosophy, policies and procedures described in the CD&A, and the compensation of our Named Executive Officers (as defined in the CD&A section of this proxy statement), must represent at least the majority of the outstanding voting power of the Company entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting. The CD&R Investors, which own or beneficially own shares of Common Stock representing approximately 49.28% of our outstanding voting power as of April 8, 2021, have expressed their intention to vote in favor of Proposal 2.

The total number of votes cast on Proposal 3, for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for Fiscal 2021, must represent at least the majority of the votes cast in person or by proxy at the Annual Meeting. The CD&R Investors, which own or beneficially own shares of Common Stock representing approximately 49.28% of our outstanding voting power as of April 8, 2021, have expressed their intention to vote in favor of Proposal 3.

Abstentions are counted for the purpose of determining the presence of a quorum at the Annual Meeting. An abstention has no effect on Proposal 1. With respect to Proposals 2 and 3 an abstention has the same effect as a vote against these proposals.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the NYSE rules, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. The NYSE’s Rule 452 precludes brokers from voting on non-discretionary proposals without specific instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker, dealer, custodian or other nominee is permitted to vote your shares only with regard to Proposal 3 to ratify the appointment of the independent registered public accounting firm, even if the holder does not receive voting instructions from you. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum. For purposes of electing directors, a broker non-vote will not affect the outcome of the elections.

TRANSITION PERIOD

As previously disclosed in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 20, 2018, our Board of Directors approved and changed the Company’s fiscal year from a 52- or 53-week period, with the Company’s fiscal year end on the Sunday closest to October 31, to a 12-month fiscal year beginning January 1 and ending December 31 of each calendar year, commencing with the fiscal year ended December 31, 2019 (the “Fiscal Year Change”). Accordingly, our fiscal year begins on January 1 and ends on December 31 of each year. This change resulted in a transition period of approximately two months, from October 29, 2018 to December 31, 2018, which we refer to herein as the “Transition Period.”

PROPOSAL 1: ELECTION OF DIRECTORS

Our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Seventh Amended and Restated By-Laws (the “By-Laws”), together with the Stockholders Agreement, provide that the number of directors on our Board shall be fixed at twelve, and shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our Board. The number of members constituting our Board is currently fixed at twelve.

In accordance with our Certificate of Incorporation and By-Laws, our Board is divided into three classes, as nearly equal in number as reasonably possible, and members are elected for a term of office expiring at the third succeeding annual stockholders’ meeting following their election to office or until a successor is duly elected and qualified. Except as otherwise provided by the Stockholders Agreement, under our By-Laws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on our Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority of the votes that can be cast by directors then in office, though less than a quorum, and directors so chosen hold office until the Annual Meeting of stockholders at which the term of office of the class to which the director has been elected expires. The terms of office of each of the Class I directors expire at this Annual Meeting and the terms of office of each of the Class II and Class III directors expire at the Annual Meetings in 2022 and 2023, respectively. Under our By-Laws, no person may stand for election as a director if, on the date of any annual or special meeting held for the purpose of electing directors, such person shall have surpassed the age of 75; however, those directors who are then serving on the Board of Directors and have already reached the age of 75 as of November 16, 2017 may stand for election as a director if, on the date of any annual or special meeting held for the purpose of electing directors, such person shall not have surpassed the age of 78.

Four Class I directors are to be elected at the Annual Meeting for a term expiring at the Annual Meeting to be held in 2024, or until their respective successors are duly elected and qualified or until their resignation. If, at the time of or prior to our Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by our Board. Our Board has no reason to believe that any substitute nominee or nominees will be required. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce its size. No proxy will be voted for a greater number of persons than the number of nominees named herein.

Our Board believes that each of our directors is highly qualified to serve as a member of our Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of our Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with some of the most reputable organizations in the world. Our Board has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. Many of our directors also have served as directors of our Company for many years and benefit from an intimate knowledge of our operations and corporate philosophy. Our Board believes that through their varying backgrounds, our directors bring a wealth of experiences and new ideas to our Board.

Described in the following pages are the principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board to conclude that they should serve on the Board. There are no family relationships among any of our directors or executive officers.

Nominees for Election as Director

Class I Nominees for Election as Directors Who Will Serve Until the Annual Meeting to be Held in 2024:

Wilbert W. James, Jr.

Mr. James, age 65, has served as a director since May 2019. Mr. James is a member of the Compensation Committee and the Affiliated Transactions Committee. Mr. James had a 30-year career with Toyota Motors, with his most recent role as President of Toyota Motor Manufacturing of Kentucky (July 2010 – December 2017). In that role, he led Toyota’s largest automotive manufacturing plant in the world and oversaw a nearly $6 billion operation, which employed over 7,500 people. Additionally, he championed quality initiatives for Toyota’s fourteen North American manufacturing plants. Mr. James currently serves as a director on the boards of Columbia Forest Products and Atkore International. Mr. James earned an Associates in Applied Science from Old Dominion, a Bachelor of Science in Mechanical Engineering Technology from Old Dominion University, as well as an honorary doctorate of engineering from the University of Kentucky and an honorary degree from the University of Pikeville in 2015.

Director Qualifications: Mr. James’ leadership roles in global manufacturing bring to our Board of Directors an understanding of the global business environment and valuable insight into the operations of large, complex manufacturing enterprises.

Daniel Janki

Mr. Janki, age 52, has served as a director since May 2019. Mr. Janki is a member of the Audit Committee and the Affiliated Transactions Committee. He has had a 27-year career with General Electric Company (“GE”) and is currently Senior Vice President of Business Transformation. In this role, he serves as a strategic partner to the senior management team and the Board of Directors in defining GE’s strategy, capital structure and operating model. Mr. Janki also serves as a board member for Junior Achievement, a national board member for BuildOn, and an advisory board member for the CFO RoundTable. Mr. Janki is a Certified Public Accountant. Mr. Janki earned degrees in Finance and Accounting from The Ohio State University.

Director Qualifications: Mr. Janki’s leadership role for a large, multinational conglomerate brings to our Board of Directors an understanding of the global business environment, business strategy, and financial management. Further, Mr. Janki’s background as a certified public accountant provides the Audit Committee with valuable financial expertise.

John Krenicki

Mr. Krenicki, age 58, has served as lead director since November 2018. He serves on the Compensation Committee, as Chair of the Nominating & Corporate Governance Committee and as Chair of the Executive Committee of our Board of Directors. Mr. Krenicki is a partner of CD&R, LLC. He served as Lead Director of Ply Gem Holdings, Inc. from April 16, 2018 until November 2018 and is currently a Director at Devon Energy Corp. Mr. Krenicki served as Vice Chairman of GE and as President and Chief Executive Officer of GE Energy from July 2005 until December 2012. His responsibilities included oversight of GE’s oil and gas, power and water and energy management businesses. He also serves as chairman of Brand Industrial Services, Inc., Wilsonart International Holdings LLC, and PowerTeam Services. He was a Member of GE’s Corporate Executive Council and the GE Capital Board of Directors. He previously served as chairman of ServiceMaster Global Holdings and CHC Group and as a director of Hess Corp. He is a member of the National Petroleum Council. He earned a B.S. degree in Mechanical Engineering from the University of Connecticut. He received an M.S. degree in Management from Purdue University.

Director Qualifications: Mr. Krenicki’s leadership roles in diverse manufacturing and services enterprises bring to our Board of Directors an understanding of the global business environment, investment judgment, and valuable insight into the operations of large, complex manufacturing operations.

John J. Holland

Mr. Holland, age 71, has served as a director since November 2009. He serves on the Audit Committee, the Nominating & Corporate Governance Committee and the Affiliate Transactions Committee of our Board of Directors. Mr. Holland served as the President of the International Copper Association from February 2012 until his retirement in November 2015. The International Copper Association is a marketing association for the copper industry. Mr. Holland has been the President of Greentree Advisors, LLC since October 2004. Mr. Holland was the President, Chief Operating Officer and Chief Financial Officer of MMFX Technologies Corporation, a privately held steel manufacturing firm, from 2008 until 2009. Prior to that, Mr. Holland was the Executive Vice President and Chief Financial Officer of Alternative Energy Sources, Inc., an ethanol producer, from August 2006 until June 2008. Mr. Holland previously was employed by Butler Manufacturing Company, a producer of pre-engineered building systems, supplier of architectural aluminum systems and components and provider of construction and real estate services for the nonresidential construction market, from 1980 until his retirement in 2004. Prior to his retirement from Butler, Mr. Holland served as Chairman of the Board from 2001 to 2004, as Chief Executive Officer from 1999 to 2004 and as President from 1999 to 2001. Mr. Holland currently serves as a director and on the audit committee of Cooper Tire & Rubber Co., and previously served as a director and on the audit and compensation committees of Saia, Inc. (formerly SCS Transportation, Inc.) from 2002 to 2020 Mr. Holland holds B.S. and M.B.A. degrees from the University of Kansas and is a certified public accountant.

Director Qualifications: Mr. Holland’s extensive career in the metal building industry, including his role as a chief executive officer of a public company, provides the Board with perspective on the particular strategic, manufacturing, sales and marketing, compensation and personnel issues faced by companies in our industry. Further, Mr. Holland’s extensive financial and accounting background as a former chief financial officer and a certified public accountant provides the Audit Committee with valuable financial expertise.

Vote Required

The affirmative vote of a plurality of all of the votes cast at the Annual Meeting is required for approval of each of the nominees for Class I director in this Proposal 1. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I NOMINEES LISTED ABOVE.

Directors Remaining in Office

Class III Directors Who Serve Until the Annual Meeting to Be Held in 2023:

Kathleen J. Affeldt

Ms. Affeldt, age 72, has served as a director since November 2009. Ms. Affeldt serves on the Nominating & Corporate Governance Committee, the Executive Committee, the Affiliate Transactions Committee, and is the Chair of the Compensation Committee of our Board of Directors. Ms. Affeldt retired from Lexmark International, a developer, manufacturer and supplier of printing and imaging solutions for offices and homes, in February 2003, where she had been Vice President of Human Resources since July 1996. She joined Lexmark when it became an independent company in 1991 as the Director of Human Resources. Ms. Affeldt began her career at IBM in 1969, specializing in sales of supply chain systems. She later held a number of human resources management positions. Ms. Affeldt has served as a director of BTE Technologies, Inc. and SIRVA, Inc. She also served as a director of Sally Beauty Holdings, Inc., and as the chair of that board’s compensation committee. She further served as a director and chair of the compensation committee of HD Supply Holdings, Inc. Ms. Affeldt attended the State University of New York and Hunter College in New York City, majoring in Business Administration.

Director Qualifications: Ms. Affeldt’s experience in large, multinational companies in general, as well as in the human resources field in particular, provides our Board of Directors with insight into the attraction, motivation and retention of personnel. Additionally, her service on the boards of other public companies brings to our Board of Directors valuable insight into the strategic, financial and personnel challenges faced by companies similar to the Company.

George L. Ball

Mr. Ball, age 62, has served as a director since February 2014. He serves on the Audit Committee, the Compensation Committee, the Executive Committee, the Affiliate Transactions Committee, and is the Chair of the Routine Transactions Committee of our Board of Directors. Mr. Ball is the Chief Financial Officer of Parsons Corporation, a global engineering and construction services company that was established in 1944. Mr. Ball joined Parsons in 1995 and has held varying positions of increasing responsibility and was promoted to Chief Financial Officer in 2008. Mr. Ball was formerly a senior accountant with Coopers & Lybrand LLP, now known as PricewaterhouseCoopers LLP. From July 2014 until December 2019, Mr. Ball served as a director of Wells Fargo Real Estate Investment Corporation, a publicly traded real estate investment trust, and was a member of its audit committee. Mr. Ball earned his B.S. in Accounting from Drexel University.

Director Qualifications: Mr. Ball’s background and experience as an executive in a large, multinational engineering and construction services company provides the Board with perspective on strategic, financial, compensation, management development and sales issues. Mr. Ball’s extensive experience and financial and accounting background as a chief financial officer provides the Audit Committee with valuable financial experience. Mr. Ball’s extensive financial experience and knowledge of compensation program design provide the Compensation Committee with valuable compensation experience.

Timothy O’Brien

Mr. O’Brien, age 57, has served as a director since November 2018. He serves on the Nominating & Corporate Governance Committee of our Board of Directors. Mr. O’Brien has served as the President and Chief Executive Officer of Wilsonart Engineered Surfaces since January 2013. Prior to joining Wilsonart, Mr. O’Brien served as Vice President and General Manager of SABIC Innovative Plastic, responsible for the engineering resins business in the Americas and Europe. SABIC Innovative Plastics, a business unit of Saudi Basic Industries Corporation (“SABIC”), was founded in 2007 with the acquisition of GE Plastics. Prior to SABIC, Mr. O’Brien began his career at General Electric as a Sales Representative for GE Lighting. Throughout his 24-year career at GE, he also held roles of increasing responsibility in Sales, Production Management and General Management, including Vice President of Sales and Distribution Operations for the Asia Pacific, based in Singapore. Prior to GE Plastics, Mr. O’Brien served as Senior Vice President for Commercial Finance with GE Capital until 2003, running a global computer leasing business. Mr. O’Brien earned his Bachelor’s Degree from Northeastern University in Massachusetts and his MBA from Baldwin Wallace College in Ohio.

Director Qualifications: Mr. O’Brien’s leadership roles in global manufacturing bring to our Board of Directors an understanding of the global business environment and valuable insight into the operations of large, complex manufacturing operations. Mr. O’Brien is a CD&R Investor Nominee (as defined in the Stockholders Agreement).

Nathan K. Sleeper

Mr. Sleeper, age 47, has served as a director since October 2009. Mr. Sleeper serves on the Compensation Committee and the Executive Committee of our Board of Directors. Mr. Sleeper is a partner of CD&R, LLC, having joined CD&R, Inc. in 2000, and on January 1, 2020 he became CD&R’s chief executive officer. He leads CD&R’s investment activity in the industrial sector and serves on its Investment and Management Committees. He currently serves as a director of, Beacon Roofing Supply, Inc., a public company, Brand Industrial Services, Inc., Core & Main LP, Artera Services (f/k/a PowerTeam Services LLC), CD&R Hydra Holdings, Inc., and Wilsonart International Holdings, LLC. He previously served on the boards of publicly traded Atkore International Group Inc., HD Supply Holdings, Inc., and Hertz Global Holdings, Inc., as well as CHC Group, Ltd., Culligan International Company, Hussmann Parent, Inc., and US Foods, Inc. Mr. Sleeper holds a B.A. from Williams College and an M.B.A. from Harvard Business School.

Director Qualifications: Mr. Sleeper’s broad experience in the financial and investment communities brings to our Board of Directors important insights into business strategy and areas to improve our financial performance. Mr. Sleeper is a CD&R Investor Nominee (as defined in the Stockholders Agreement).

Class II Directors Who Serve Until the Annual Meeting to Be Held in 2022:

Gary L. Forbes

Mr. Forbes, age 77, has served as a director since December 1991. Mr. Forbes serves on the Executive Committee, Affiliate Transactions Committee, and is the Chair of the Audit Committee of our Board of Directors. In addition, Mr. Forbes is our designated Audit Committee financial expert. Mr. Forbes was a Senior Vice President of Equus Total Return, Inc., an investment company, from November 1991 until his retirement in March 2010. Mr. Forbes was a director of Consolidated Graphics, Inc., a publicly traded commercial printing company, where he served on its audit committee, from 1993 until January 2014. Mr. Forbes previously served on the board of directors of Carriage Services, Inc., a publicly traded funeral services company, from May 2007 to February 2009. Mr. Forbes earned a B.B.A. in Accounting from the University of Texas at Austin and is a certified public accountant.

Director Qualifications: Mr. Forbes’ background has provided our Board of Directors with valuable financial and accounting expertise as our financial expert on the Audit Committee of our Board of Directors. Additionally, having served as a member of our Board of Directors since 1991, Mr. Forbes has a deep historical understanding of our business, operations and culture.

William E. Jackson

Dr. Jackson, age 58, has served as a director since May 2020. He serves on the Audit Committee and the Affiliate Transactions Committee of our Board of Directors. Dr. Jackson is the Chief Technology Officer of Amcor Plc Global Flexibles. Dr. Jackson previously served as the Chief Technology Officer of Bemis Company, a global manufacturer of packaging products, from March 2013 until June 2019 when it was acquired by Amcor Plc. From January 2008 to March 2013, Dr. Jackson worked at Dow Chemical Company, a global chemical producer. From 1992 to December 2007, Dr. Jackson worked at General Electric, a multinational conglomerate, and, from 1991 to 1992, Dr. Jackson worked with Shell Oil Company, a global oil company. Dr. Jackson earned his BA from The College of Wooster, and MS and Ph.D. from Stanford University.

Director Qualifications: Dr. Jackson’s experience in large, multinational companies in general, as well as in research and development in particular, provides our Board of Directors with insight into the new business innovation process and product development. Additionally, his role as an executive of other public companies brings to our Board of Directors valuable insight into the challenges faced by companies similar to the Company.

James S. Metcalf

Mr. Metcalf, age 63, has served as a director since May 2017, as the Chairman of our Board of Directors since January 1, 2018 and as our Chief Executive Officer since November 2018. He serves on the Executive Committee, the Routine Transactions Committee, and the Affiliate Transactions Committee of our Board of Directors. Mr. Metcalf retired in October 2016 as the Chairman, President and Chief Executive Officer of USG Corporation. At the time of his retirement, he had served as Chairman since December 2011 and had served as Chief Executive Officer and President since January 2011. From January 2006 through January 2011, he was President and Chief Operating Officer of USG. Prior to that, Mr. Metcalf held many positions at USG including president, Building Systems; president and chief executive officer, L&W Supply; senior vice president, Sales and Marketing, USG Interiors, Inc.; vice president, National Accounts, United States Gypsum Company; director, Retail Marketing, USG Corporation; director, Retail Sales, USG Interiors, Inc.; and national accounts manager, United States Gypsum Company. Mr. Metcalf is a director of Tenneco Inc. Mr. Metcalf is a policy advisory board member for the Joint Center for Housing Studies at Harvard University. Mr. Metcalf holds a bachelor’s degree from The Ohio State University. He also holds a master’s degree in business administration from Pepperdine University and Stanford University SEP.

Director Qualifications: Mr. Metcalf’s extensive career in a building materials company, including his former role as a chief executive officer and chairman of its board of directors, provides him with the necessary skills to be Chairman of our Board of Directors. As a result of his experience, he has a deep understanding of the industry in which we participate and insight into corporate governance practices, strategy, operations, finance, technology, innovation, and compensation policies and practices.

Jonathan L. Zrebiec

Mr. Zrebiec, age 41, has served as a director since November 2009. Mr. Zrebiec is a partner of CD&R, LLC, the successor to the investment managing business of CD&R, Inc., which he joined in 2004. He serves on the Routine Transactions Committee and the Compensation Committee of our Board of Directors. Prior to joining CD&R, Inc., he was employed by Goldman, Sachs & Co. in the Investment Banking Division. He currently serves as a director of Wilsonart International Holdings LLC, Core & Main LP, SunSource Holdings, Inc., and White Cap. Mr. Zrebiec was a director of Roofing Supply Group, LLC from May 2012 to September 2015, Atkore International Group, Inc., a public company, from December 2010 to February 2016, Brand Industrial Services, Inc. from November 2013 to February 2020, and Hussmann International, Inc. from October 2011 to April 2016. Mr. Zrebiec holds a B.S. in Economics from the University of Pennsylvania and holds an M.B.A. from Columbia University.

Director Qualifications: Mr. Zrebiec’s experience in the financial and investing community provides our Board with insight into business strategy, improving financial performance and the economic environment in which we operate.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Report of the Compensation Committee” and the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near -term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers (including potential payouts upon a termination or change in control) are reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

We believe that the stockholders, by voting for directors individually as described in Proposal 1, have had a clear ability to express their approval or disapproval of the performance of our directors and, specifically the directors serving on the Compensation Committee; however, under the Dodd-Frank Act and Section 14A of the Exchange Act, the Company’s stockholders are entitled to approve, on an advisory basis, the compensation of our Named Executive Officers. This non-binding advisory vote, commonly known as a “Say on Pay” vote, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

At our 2020 Annual Meeting, our stockholders approved, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of our Named Executive Officers. Also, at our 2019 Annual Meeting, the stockholders of the Company also provided an advisory vote in favor of a “one year” frequency for future non-binding “Say on Pay” stockholder votes on compensation of the Company’s Named Executive Officers. In light of the results of such stockholder vote and other factors, the Board has determined that the Company would hold an advisory stockholder “Say on Pay” vote annually until the next required vote on the frequency of such “Say on Pay” votes or until the Board otherwise determines that a different frequency for such advisory votes is in the best interests of the stockholders of the Company. Therefore, we welcome the opportunity to again give our stockholders an opportunity to provide us with such a vote on executive compensation at our 2021 Annual Meeting.

As an advisory vote, Proposal 2 is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, or require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Text of the Resolution to be Adopted

We are asking stockholders to vote “For” the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the Named Executive Officers as disclosed in the proxy statement for Cornerstone Building Brands, Inc.’s 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the CD&A, the 2020 Summary Compensation Table and the other related tables and disclosures.

Vote Required

The affirmative vote of stockholders holding at least a majority of the shares of all of our voting securities entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the 2020 Annual Meeting is required for approval of Proposal 2. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS, IN PROPOSAL 2, AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed the firm of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, subject to ratification by our stockholders. Grant Thornton LLP has served as our independent registered public accounting firm since January 8, 2019, commencing with the transition period from October 29, 2018 through December 31, 2018. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Vote Required

If a majority of the votes cast in person or by proxy at the Annual Meeting are voted in favor of this proposal, the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 will be ratified. If the appointment of Grant Thornton LLP is not ratified, the Audit Committee will reconsider the appointment. No matter the outcome of this Proposal 3, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and the Company.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF GRANT THORNTON LLP’S APPOINTMENT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

MANAGEMENT

Our current executive officers are as follows:

Name	Position
James S. Metcalf	Chairman and Chief Executive Officer
Alena S. Brenner	Executive Vice President, General Counsel and Corporate Secretary
John L. Buckley	President, Siding Business Unit — Residential
Jeffrey S. Lee	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
James F. Keppler	Executive Vice President, Operations
Arthur W. Steinhafel	President, U.S. Windows Business Unit — Residential
Katy K. Theroux	Executive Vice President, Chief Human Resources Officer

Information concerning the business experience of Mr. James S. Metcalf is provided under the section titled “Proposal 1: Election of Directors.”

Alena S. Brenner, age 44, has served as our Executive Vice President, General Counsel and Corporate Secretary since April 2021. Before joining the Company, Ms. Brenner was employed by Ryder System, Inc., where she advanced through various leadership roles since January 2012, most recently serving as Vice President and Deputy General Counsel. Prior to joining Ryder System, Inc., Ms. Brenner served as Legal Director, Commercial and M&A for Anheuser-Busch InBev from July 2010 to January 2012. Ms. Brenner began her legal career at Hunton Andrews Kurth LLP from September 2001 to July 2010. Ms. Brenner has a B.S. from Cornell University and a J.D. from Fordham University School of Law.

John L. Buckley, age 56, has served as our President, Siding Business Unit — Residential (formerly known as the Siding Division) since November 2018. Prior to that, Mr. Buckley served as Ply Gem Industries, Inc.’s President of Siding, Fencing and Stone group from 2012 until November 2018. Mr. Buckley joined Ply Gem in 1999, and prior to his appointment as President of the Siding, Fencing and Stone group he had served as Senior Vice President of Sales for Ply Gem’s siding and accessories subsidiaries. Prior to joining Ply Gem, Mr. Buckley worked for CertainTeed from 1991 to 1999, holding a variety of sales management positions. Mr. Buckley currently serves as the Chairman of the VSI Board of Directors and Chairman of the VSI Steering Committee and Primary Marketing Committee. Mr. Buckley received a BA in communications from the University of Michigan in 1986, and a MSA from Madonna University in 1991.

Jeffrey S. Lee, age 52, has served as Executive Vice President, Chief Financial Officer since June 2019. Mr. Lee has also served as interim Chief Accounting Officer and Treasurer from July 2020 until February 2021, when his appointment as Chief Accounting Officer was made permanent. Mr. Lee was employed by Wilsonart International Holdings LLC (“Wilsonart”) from 2014 to 2019, where he served as Vice President and Chief Financial Officer and was responsible for the accounting and finance functions as well as providing overall financial guidance and support for the company. Prior to joining Wilsonart, Mr. Lee served as Senior Vice President, Chief Financial Officer for Contech LLC from 2007 to 2014 and was responsible for the accounting, finance and information technology functions. Mr. Lee has a B.S. from University of Utah in Accounting and an M.B.A. from Duke Fuqua School of Business.

James F. Keppler, age 53, has served as our Executive Vice President, Operations since September 2020. Mr. Keppler was employed by Whirlpool Corporation (“Whirlpool”) from 2011 to 2020, where he served as Vice President, Integrated Supply Chain & Quality and was responsible for North American manufacturing, logistics, sales and operations planning, trade partner customer service, and quality functions. Prior to joining Whirlpool, Mr. Keppler served as Senior Vice President, North American Operations for International Automotive Components from 2007 to 2011, with responsibility for manufacturing operations of all facilities in the US, Canada, and Mexico. Mr. Keppler earned a master’s degree from GMI Engineering & Management Institute and a bachelor’s degree from Purdue University.

Arthur W. Steinhafel, age 52, has served as President, U.S. Windows Business Unit — Residential (formerly known as the U.S. Windows Division) since November 2018. Prior to that, Mr. Steinhafel served as Ply Gem Industries, Inc.’s President of U.S. Windows and Doors group from 2013 to November 2018. Mr. Steinhafel joined Ply Gem in 2010, and prior to his appointment to President of the Ply Gem’s U.S. Window and Door group had served as Senior Vice President of Sales for Ply Gem’s U.S. Window and Door group. Prior to joining Ply Gem, Mr. Steinhafel worked for Atrium Windows from 2008 to 2010 as President of the Central Region and for Peachtree Window Companies in various capacities from 1999 to 2007. Mr. Steinhafel received a B.S. in Industrial Technology from the University of Wisconsin-Stout in 1992.

Katy K. Theroux, age 52, has served as our Executive Vice President, Chief Human Resources Officer since November 2018. Ms. Theroux served as our Executive Vice President, Corporate Marketing and Chief Human Resources Officer from July 2017 to November 2018, and as our Vice President, Chief Human Resources officer from September 2014 to June 2017. Before joining the Company, Ms. Theroux was employed by 1WorldSync, a joint venture of GS1 US, where she served as Chief Marketing and Administrative Officer from 2012 to 2013. Prior to this joint venture, Ms. Theroux served as Senior Vice President, Customer Engagement & Solutions for its parent, GS1 US from 2007 to 2012, and was responsible for customer support, marketing, human resources and shared services. Ms. Theroux also served as its Chief Human Resources Officer from 2006 to 2012. Ms. Theroux served as Chairman of the Board of Peirce College until June 2015. Ms. Theroux has a B.S. from Syracuse University and an M.B.A. from Saint Peter’s University.

COMPENSATION DISCUSSION & ANALYSIS

Introduction

This Compensation Discussion & Analysis (“CD&A”) provides information regarding the Company’s compensation programs for our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), our former CEO, Commercial Business Unit, and our three other most highly compensated executive officers during the fiscal year ended December 31, 2020 (“Fiscal 2020”).

Throughout this discussion, the following individuals are referred to collectively as the “Named Executive Officers” or “NEOs” and are included in the Summary Compensation Table that follows this discussion:

•	James S. Metcalf, Chairman and Chief Executive Officer;

•	Jeffrey S. Lee, Executive Vice President, Chief Financial Officer and Chief Accounting Officer;

•	Donald R. Riley, former Chief Executive Officer, Commercial Business Unit and Head of Supply Chain & Technology;

•	John L. Buckley, President, Siding Business Unit — Residential;

•	James F. Keppler, Executive Vice President, Operations; and

•	Todd R. Moore, former Executive Vice President, Chief Legal, Risk & Compliance Officer and Corporate Secretary.

Summary of Compensation Matters for Fiscal 2020

The COVID-19 pandemic and the ensuing severe downturn in many of the company’s end markets had a considerable impact on Cornerstone Building Brands during 2020. In an effort to address the challenging and uncertain business conditions, beginning in the second quarter of 2020, we implemented permanent workforce reductions, demand-driven layoffs, furloughs, facility closures, and deferrals of annual wage increases and new employee hiring, among other temporary cost containment actions. In order to mitigate the impact of these actions on employees, we extended health insurance to furloughed employees for a certain period. Further, we offered paid sick leave for certain periods and encouraged the use of our existing employee assistance programs to address wellness and mental health concerns.

To ensure the safety of our employees, we:

•	Implemented additional, rigorous facility cleaning procedures at all locations

•	Reconfigured workspaces and direction to achieve social distancing

•	Instituted telecommuting, where possible

•	Temporarily banned domestic and international business travel

•	Developed business continuity plans to ensure safe and stable operations

•	Increased communications with employees, customers, and suppliers

•	Deployed policies and practices consistent with CDC and government guidelines

Despite the challenges presented by the COVID-19 pandemic in 2020, we made notable progress with several initiatives aimed at improving profitability and strengthening our balance sheet. In 2020, Adjusted EBITDA was on all time high of $609 million, an increase of 2.6% over prior year and adjusted EBITDA margin was 13.2%, a 120 basis point improvement versus 2019. We delivered cost savings of approximately $113 million throughout 2020, which was approximately $13 million more than target. We reduced cost in many areas of the businesses, including material sourcing, plant and back office rationalizations, process and labor savings from automation and many others. We ended 2020 with our seventh consecutive quarter of year-over-year pro forma adjusted EBITDA margin expansion, a 260 basis point improvement since 2018. For additional information regarding Adjusted EBITDA, including a detailed calculation and reconciliation to the most comparable GAAP measure, see page 39 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the heading “Non-GAAP Financial Measures.”

Also, we issued $500 million of senior unsecured notes bearing interest at 6.125% per year and mature in January of 2029. The proceeds were used to repay debt under the asset-based lending facility and cash flow revolver, as well as some transaction fees. As a result of the transaction, we improved the company’s financial flexibility and increased liquidity. Reducing our net debt is a priority for the Company, as we make progress toward our strategic target of 2.0x to 2.5x. Net operating cash flow was $308 million, a 34% year-over-year improvement, and we ended the year with an improved liquidity position of $1.3 billion.

The improvement in profitability resulted in a payout to employees for the Corporate portion of the metrics of approximately 63.2% of target variable compensation, validating that our pay-for-performance compensation plans operated as intended.

The Compensation Committee regularly evaluated the impact of the global COVID-19 pandemic on our short-term and long-term incentive compensation goals that were established prior to the onset of the pandemic. In light of our performance relative to the performance measures already established with respect to outstanding awards, the Compensation Committee ultimately decided not to increase payouts or otherwise modify the terms of any outstanding awards, which were based on metrics that remained relevant to our financial performance and shareholder value despite the unprecedented challenges arising from the pandemic. However, consistent with SEC guidance, approximately $12.5 million in non-recurring charges related to COVID-19 were excluded from the Adjusted EBITDA calculation on which annual bonuses were based. No other COVID-related adjustments to Adjusted EBITDA were made. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation” and “Compensation Discussion & Analysis — Annual Bonus” below and page 39 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the heading “Non-GAAP Financial Measures.”

During Fiscal 2020, the following events occurred:

•

On February 10, 2020, Donald R. Riley ceased to serve as Chief Executive Officer of the Commercial Business Unit and Head of Supply Chain and Technology of the Company. Both positions were eliminated, consistent with the merger integration synergies and cost reduction initiatives implemented in connection with the merger between NCI Building Systems, Inc. and Ply Gem Parent, LLC (“Ply Gem”), which was consummated on November 16, 2018 (the “Merger”), resulting in the formation of the Company as it is presently constituted.

•

The Company appointed Mr. Keppler as its Executive Vice President, Operations, effective September 21, 2020. In connection with this appointment, the Company entered into an employment agreement with Mr. Keppler. For a description of the material terms of the employment agreement and for a discussion of enhanced severance benefits upon a termination in connection with a change in control of the Company, see “Compensation Discussion & Analysis — Other Compensation — Termination and Change in Control Agreements.”

•

The Company granted equity awards to certain key employees considered critical to the success of the combined company, including certain of our NEOs, which consisted of options, RSUs and PSUs. See “Executive Compensation” — Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Fiscal 2020.”

•

At our most recent shareholder advisory vote on executive compensation at our 2020 Annual Meeting, more than 98% of the votes cast on the advisory “say-on-pay” resolution were voted in favor of the compensation philosophy, policies and procedures and the compensation of the NEOs as disclosed in our 2020 proxy statement. The Compensation Committee viewed the result of this advisory vote as strongly supportive of our pay-for-performance philosophy. Our Compensation Committee continually evaluates the Company’s compensation practices to best align the interests of our senior executives and our stockholders and will continue to do so such that they remain aligned with our compensation objectives. Our Board, Compensation Committee and management team all value the opinions of our stockholders and are committed to considering their opinions in making these important decisions. In light of these results, the Compensation Committee maintained many of our existing executive compensation programs during Fiscal 2020. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation.”

Following the end of Fiscal 2020, the Company appointed Alena S. Brenner as its Executive Vice President, General Counsel and Corporate Secretary, effective April 5, 2021. The Company entered into an employment agreement with Ms. Brenner in connection with this appointment. Mr. Moore ceased to serve as Executive Vice President, Chief Legal, Risk & Compliance Officer and Corporate Secretary, effective March 31, 2021. In Fiscal 2020, in connection with this transition, the Company entered into a transition agreement with Mr. Moore pursuant to which he received the enhanced change in control severance benefits that he would have been entitled to receive under the terms of his employment agreement upon a qualifying termination within two years following a change in control of the Company (or prior to November 16, 2020). For a description of the material terms of Mr. Moore’s transition agreement, see “Compensation Discussion & Analysis — Other Compensation — Termination and Change in Control Agreements.”

Compensation Philosophy and Objectives of the Company’s Compensation Program

Our executive compensation philosophy remains that executive pay should be linked to the performance of the Company and the individual executives. Our Compensation Committee has established the following objectives for our executive compensation programs:

•	attract, retain and motivate exceptional executives;

•	reward performance measured against established goals;

•	provide incentives for future performance; and

•	align executives’ long-term interests with the interests of our stockholders.

In support of these goals, we designed our compensation programs to reward excellent short-term performance and to encourage executives’ commitment to the Company’s long-term, strategic business goals. Long-term incentives balance the emphasis on long-term versus short-term business objectives and reinforce that one should not be achieved at the expense of the other. We believe that long-term incentive compensation helps to further the Company’s compensation objectives, including the retention of high-performing, experienced executives whose interests are strongly aligned with the interests of stockholders. Further, a multi-year vesting period for grants of restricted stock or RSUs, stock options and PSUs help to ensure that the value received by executives depends on the strong financial and stock price performance of the Company over time. We balance short- and long-term compensation through salary and performance bonuses, and the grant of restricted stock or RSUs, stock options, and PSUs, respectively. Our goal is to increase the proportion of long-term compensation as an executive’s responsibility and accountability for Company results increases.

To further align the interests of our senior management team with those of our stockholders, we have also implemented stock ownership guidelines under which each of our NEOs is expected to acquire and hold a number of shares of our common stock having a value equal to a multiple of his or her annual salary. See “Compensation Discussion & Analysis — Stock Ownership Guidelines.”

Determination and Administration of Compensation Programs and Amounts

Decisions regarding executive compensation are based primarily on the assessment by the Compensation Committee of each Named Executive Officer’s leadership and operational performance, and potential to enhance long-term value to the Company’s stockholders. Since February 2015, the Compensation Committee has retained a compensation consultant, Frederic W. Cook & Co. (“FW Cook”), to assist it in its comprehensive review of the Company’s executive compensation program. During Fiscal 2020, FW Cook continued to advise the Compensation Committee regarding compensation packages for new hires and promotions and other governance related matters, as well as our director compensation arrangements (see “Executive Compensation — Compensation of Directors”). The Compensation Committee also relies on its judgment, prior experience, and the judgment of our CEO, Mr. Metcalf, about each individual Named Executive Officer in determining the amount and combination of compensation elements and whether each payment or award appropriately encourages and rewards performance. Key factors considered by the Compensation Committee in this regard include:

•	actual performance compared to pre-established financial, operational and strategic goals for the Company and the Named Executive Officer’s reporting unit;

•	the nature, scope and level of the Named Executive Officer’s responsibilities;

•

individual contribution to the Company’s financial results, particularly with respect to key measures such as net sales, Adjusted EBITDA, Adjusted EBTIDA as a percent of net sales, free cash flow, and working capital as a percentage of net sales;

•	effectiveness in leading our initiatives to enhance quality and value provided to customers; and

•	individual contribution to a culture of honesty, integrity and compliance with our Code of Business Conduct and Ethics and applicable laws.

The Compensation Committee also considered the appropriate balance between incentives for long-term and short-term performance as well as internal “pay equity” — in other words, the relative differences in compensation among the executive officers.

Role of Management and Independent Advisors

The Compensation Committee meets regularly in separate executive sessions without management personnel present and also requests periodically that our officers or employees attend meetings. During Fiscal 2020, Mr. Metcalf and other senior executives attended certain Compensation Committee meetings at the Committee’s request to advise the Committee regarding our performance and to recommend compensation and benefits for our Named Executive Officers (other than the CEO). Our management, under the leadership of our CEO, plays an important role in establishing and maintaining our Named Executive Officer compensation programs. Management’s role includes recommending plans and programs to the Compensation Committee, implementing the Compensation Committee’s decisions regarding the plans and programs and assisting and administering plans in support of the Compensation Committee. The Compensation Committee also relied to a certain extent on Mr. Metcalf’s evaluations of other Named Executive Officers whose day-to-day performance was not as visible to the committee as it was to Mr. Metcalf.

The Compensation Committee’s charter provides that it may retain advisors, including compensation consultants, in its sole discretion. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC and NYSE rules and has determined that FW Cook does not have any economic interest or other relationship that would create a conflict with its services to the Compensation Committee.

In assessing compensation elements and making compensation decisions for our executive officers, our Compensation Committee considers the executive compensation practices of a peer group of companies of similar size to the Company in related industries. As disclosed in the Transition Period CD&A, our Compensation Committee substantially updated the compensation peer group in November 2018 with the assistance of FW Cook in order to reflect changes to the Company’s size, projected net sales and scope of business resulting from the Merger. The following peer group was used in making compensation decisions for our NEOs during Fiscal 2020:

A. O. Smith Corporation	HD Supply Holdings, Inc.	Universal Forest Products, Inc.

Beacon Roofing Supply, Inc.	JELD-WEN Holding, Inc.	Valmont Industries, Inc.

BMC Stock Holdings, Inc.	Lennox International, Inc.	Vulcan Materials Company

Builders FirstSource, Inc.	Martin Marietta Materials, Inc.	WESCO International, Inc.

EMCOR Group, Inc.	Masco Corporation

Fortune Brands Home & Security, Inc.	Owens Corning

Our net sales approximated the median of the Fiscal 2020 peer group.

In Fiscal 2020, our Compensation Committee adopted a revised compensation peer group with the assistance of FW Cook. The changes to the compensation peer group were made to include companies that better align with the Company’s operations and business model. The following revised peer group, consisting of five of the companies listed above plus nine new companies, will be used in making compensation decisions for our NEOs during Fiscal 2021:

Acuity Brands, Inc.	JELD-WEN Holding, Inc.	Masonite International Corporation

Carlisle Companies Inc.	Leggett & Platt, Inc.	Mohawk Industries, Inc.

Fortune Brands Home & Security, Inc.	Lennox International, Inc.	nVent Electric plc

Generac Holdings Inc.	Louisiana-Pacific Corporation	Owens Corning

Hubbell Inc.	Masco Corporation

Based on (1) the benchmarking study prepared by FW Cook provided to the Committee in December 2019, (2) discussions with and recommendations by Mr. Metcalf during Fiscal 2020 and (3) our pay-for-performance policies, the Compensation Committee determined to largely maintain our existing executive compensation programs during Fiscal 2020.

In addition, our Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking. See “Corporate Governance––Risk Analysis of Our Compensation Plans.”

Elements of Executive Compensation

The principal elements of compensation provided to our NEOs consist of a base salary supplemented with the opportunity to earn a bonus under the Company’s annual cash bonus program (the “Bonus Program”) and long-term incentive compensation under the Cornerstone Building Brands, Inc. 2003 Long-Term Stock Incentive Plan, as Amended and Restated effective January 27, 2018 and further amended effective April 10, 2019 and April 24, 2020 (the “Incentive Plan”).

Base Salary

The Compensation Committee annually reviews base salaries and makes adjustments in light of competitive data regarding a peer group of companies as well as a Named Executive Officer’s responsibilities, experience and performance levels relative to other executives and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. Because the rate of any increase in base salary levels helps to provide incentives for continuous improvement in individual performance, we view individual factors as more significant than overall company performance in a particular year when determining base salary levels. Base salary also provides the foundation for calculating other benefits such as annual cash bonus and discretionary matching under the 401(k) plan and discretionary and restoration matching under the Deferred Compensation Plan, so the executive’s individual performance has a significant impact on both salary and the benefits derived from salary.

Named Executive Officer	Fiscal 2020 Base Salary(a)
James S. Metcalf	$1,100,000
Jeffrey S. Lee	$600,000	(b)
Donald R. Riley	$900,000
John L. Buckley	$500,000
James F. Keppler	$510,000
Todd R. Moore	$430,000

(a)

Reflects annual rate of base salary. The base salaries earned in Fiscal 2020 by Messrs. Buckley, Metcalf, Moore and Lee were higher than each such NEO’s annual rate of base salary, as Fiscal 2020 had 27 pay periods. See “Executive Compensation — Summary Compensation Table.”

(b)

In February 2020, the Compensation Committee approved an increase in Mr. Lee’s base salary from $560,000 to $600,000 for Fiscal 2020 in order to recognize performance and increased responsibilities and to maintain a competitive salary based on peer data. No other NEO received a salary increase in Fiscal 2020.

Annual Bonus

Short-term annual cash incentive compensation is provided through our Bonus Program, under which annual cash bonuses may be paid to executives to reward their contributions to our business during the year. In Fiscal 2014, our stockholders approved our Senior Executive Bonus Plan, which continues to remain in effect.

For Fiscal 2020, the performance criteria for annual bonuses for our NEOs who held executive-level positions was based 80% on the Company’s Adjusted EBITDA and 20% on the Company’s working capital as a percentage of net sales. The performance criteria for NEOs who were business unit presidents was based 40% on the Company’s Adjusted EBITDA, 40% on the business unit’s Adjusted EBITDA and 20% on the business unit’s working capital as a percentage of net sales. The payout for threshold levels of achievement was 50%, and the payout for maximum levels of achievement was 200%. Our Company believes that plan design keeps employees focused on the most important performance measures and maintain trust in the Company’s compensation practices.

For purposes of the annual bonus metrics, “Adjusted EBITDA” excludes restructuring and impairment charges, strategic development and acquisition-related costs, goodwill impairment, approximately $12.5 million in charges related to COVID-19 (including incremental labor costs due to quarantine-related absenteeism, incremental facility cleaning costs, pandemic related supplies and personal protective equipment for employees), share-based compensation, and certain other items excluded in order to more accurately reflect current underlying performance. For additional information regarding Adjusted EBITDA, including a detailed calculation and reconciliation to the most comparable GAAP measure, see page 39 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the heading “Non-GAAP Financial Measures.”

Under the Fiscal 2020 Bonus Program, achievement of Adjusted EBITDA and working capital as a percent of net sales metrics threshold is set at either the prior year’s actual performance results or 85% of the current year plan target, whichever is greater. Threshold is the beginning level at which payouts can be earned. Additionally, the Adjusted EBITDA threshold must be met in order for payment to be earned in respect of the working capital metric, or payout will be capped at the target payout percentage, typically 100%. For performance at or above the threshold, payments under the Bonus Program are made as follows:

•	If working capital equals 107% of the performance goal, 50% of the portion of the target annual bonus based on working capital will be paid to each NEO.

•	If working capital equals 100% of the performance goal, 100% of the portion of the target annual bonus based on working capital will be paid to each NEO.

•	If working capital equals 93% of the performance goal, 200% of the portion of the target annual bonus based on working capital will be paid to each NEO.

•	If Adjusted EBITDA equals 91% of the performance goal, 50% of the portion of the target annual bonus based on Adjusted EBITDA will be paid to each NEO.

•	If Adjusted EBITDA equals 100% of the performance goal, 100% of the portion of the target annual bonus based on Adjusted EBITDA will be paid to each NEO.

•

If Adjusted EBITDA equals 110% of the performance goal, 200% of the portion of the target annual bonus based on Adjusted EBITDA will be paid to each NEO (which 200% amount is also the maximum bonus level that may be paid under the Bonus Program).

Adjusted EBITDA and working capital performance between these three levels is determined by linear interpolation. Total annual bonuses for all employees, including non-management employees, may not exceed 15% of the Company’s adjusted pre-tax profit for Fiscal 2020, calculated in accordance with the Bonus Program, before accrual for bonuses and before share-based compensation expense under the Incentive Plan, and may also not exceed the maximum amounts payable under the Senior Executive Bonus Plan.

In Fiscal 2020, each NEO was assigned a target annual bonus equal to a percentage of his or her base salary, as set forth in the table below. See “Executive Compensation — Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Named Executive Officers	Fiscal 2020 Target Bonus % Salary	Fiscal 2020 Target Bonus
James S. Metcalf	135%	$1,485,000
Jeffrey S. Lee(a)	90%	$540,000
Donald R. Riley	100%	$900,000
John L. Buckley	75%	$375,000
James F. Keppler(b)	80%	$408,000
Todd R. Moore	75%	$322,500

(a)	In February 2020, the Compensation Committee approved an increase in Mr. Lee’s bonus target from 80% to 90% of base salary. No other NEO received an increase to target bonus percentage in Fiscal 2020.
(b)	Mr. Keppler’s bonus is subject to a minimum payment of $112,899 for 2020 pursuant to the terms of his employment agreement.

For Fiscal 2020, the Company achieved Adjusted EBITDA of $609 million against target Adjusted EBITDA of $653 million and working capital of 15.9% of net sales against a target working capital of 15.3% of net sales. This achievement level corresponded to a bonus payout at 63.2% of the portion of the target annual bonus based on Adjusted EBITDA, and a bonus payout at 70% of the portion of the target annual bonus based on working capital, resulting in a total payout at 64.57% of target bonus levels for Messrs. Metcalf, Lee, and Moore. Mr. Keppler’s bonus was subject to proration for the portion of Fiscal 2020 during which he was employed by the Company and a minimum payout of $112,899, which was intended to compensate him for estimated 2021 prorated bonus earned at his former employer. Based on 2020 performance, Mr. Keppler’s bonus was paid out at this minimum level. The Siding Business Unit achieved Adjusted EBITDA of $204 million against target Adjusted EBITDA of $194 million and working capital of 21.8% of net sales against a target working capital of 23.0% of net sales. For Mr. Buckley, this achievement level corresponded to a bonus payout at 156.1% of the portion of the target annual bonus based on the Siding Business Unit Adjusted EBITDA, and a bonus payout at 200% of the portion of the target annual bonus based on working capital and resulted in a total payout at 127.75% of the target bonus level for Mr. Buckley.

The Compensation Committee did not revise or reset performance goals during the year, nor did it exercise any discretion to increase or decrease these payout levels, resulting in the bonuses shown in the following table.

Named Executive Officer	Fiscal 2020 Bonus Earned
James S. Metcalf	$961,562
Jeffrey S. Lee	$343,290
John L. Buckley	$480,357
James F. Keppler	$112,899
Todd R. Moore	$208,824

In addition to the annual bonuses under the Fiscal 2020 Bonus Program, the Company made a one-time cash bonus payment of $250,000 to Mr. Keppler in connection with his commencement of employment as our Executive Vice President, Operations, which was intended to compensate him for amounts forfeited at his prior employer. See “Executive Compensation” — Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Fiscal 2020.”

In February 2021, the Compensation Committee determined that, for Fiscal 2021, the annual bonus program design will remain unchanged, and payouts will once again be based on achievement of Adjusted EBITDA and working capital metrics.

Long-Term Incentive Compensation

Generally

Our long-term incentive compensation is provided under the Incentive Plan, a stockholder-approved equity-based compensation plan that allows the Company to grant a variety of awards, including stock options, restricted stock, RSUs, stock appreciation rights, performance share awards, phantom stock awards and performance-based and other cash awards.

We believe that equity awards to our Named Executive Officers must be sufficient in size to provide a strong, long-term performance and retention incentive for executives and to increase their vested interest in the Company. The value of the equity awards granted to Named Executive Officers is based on individual performance assessments of each of the Named Executive Officers as well as other members of executive management.

Long-Term Incentive Awards Granted to NEOs in 2020

In March 2020, our Compensation Committee approved a grant of long-term incentives to our NEOs, referred to below as the “FY 2020 Awards.” Prior to the Fiscal Year Change, long-term incentive grants were typically made in December of each year, which had been the first quarter of our fiscal year. We have continued our practice of making annual long-term incentive grants during the first quarter of the fiscal year following the Fiscal Year Change. Accordingly, since 2020, we have made our annual grants of long-term incentives to our NEOs in March of each year.

The FY 2020 Awards consist of (i) options to purchase shares of the Company’s common stock with a per share exercise price of $4.52, which was the fair market value of a share of Common Stock on the date of grant, and having a 10-year term (the “Options”), (ii) RSUs, each representing the right to acquire on vesting one share of the Company’s common stock, and (iii) PSUs, each representing the right to acquire a number of shares of the Company’s common stock equal to 0%-200% of the “target” contingent upon achievement of a cumulative three-year EBITDA growth target with an additional modifier based on total shareholder return, subject to the grantee’s continued employment with the Company. The number of Options, RSUs and PSUs granted to each NEO was determined based on the average closing price of the Company’s Common Stock for grant date and 30 days preceding the grant date, with Options representing 30% of the total value, RSUs representing 20% of the total value, and PSUs representing 50% of the total value of each grant. We believe that the combination of Options, RSUs and PSUs, and their accompanying vesting schedules, will align the interests of our NEOs and shareholders, and help us retain executives who are critical to the successful execution of our business strategy.

The number of Fiscal 2020 Awards granted to each NEO is set forth in the following table:

Named Executive Officer(a)	Number of Options Units Granted	Number of Performance Share Units Granted (at Target)	Number of Restricted Stock Units Granted
James S. Metcalf	424,528	306,123	122,449
Jeffrey S. Lee	141,509	102,041	40,817
John L. Buckley	35,377	25,511	10,205
James F. Keppler(b)	120,644	30,966	123,863
Todd R. Moore	56,604	40,817	16,327

(a)	Mr. Riley did not receive a FY 2020 Award, as his separation from employment occurred prior to the date on which such awards were granted to senior executives of the Company in 2020.
(b)

Reflects the amount Mr. Keppler received as a one-time initial grant upon joining the Company pursuant to the terms of his employment agreement, which was intended to compensate him for amounts forfeited at his prior employer. Beginning in 2021, Mr. Keppler is eligible for an annual grant of long-term incentive awards with a target value of $700,000 per year.

Long-Term Incentive Awards Granted to NEOs in 2021

In March 2021, our Compensation Committee made a grant of long-term incentives to our NEOs, referred to below as the “FY 2021 Awards.” The FY 2021 Awards consist of the same combination of equity awards and the same terms and conditions as the FY 2020 Awards granted to senior executives of the Company. The number of Options, RSUs and PSUs granted to each NEO was determined based on the average closing price of the Company’s Common Stock for grant date and 30 days preceding the grant date, with Options representing 30% of the total value, RSUs representing 20% of the total value, and PSUs representing 50% of the total value of each grant.

Named Executive Officer	Number of Options Units Granted	Number of Performance Share Units Granted (at Target)	Number of Restricted Stock Units Granted
James S. Metcalf	235,088	184,813	73,926
Jeffrey S. Lee	88,811	69,819	27,928
Donald R. Riley	—	—	—
John L. Buckley	22,203	17,455	6,982
James F. Keppler	36,570	28,749	11,500
Todd R. Moore	—	—	—

Retirement Benefits

Our executive officers, including our NEOs, are eligible to participate in our tax-qualified 401(k) plan. In addition, we believe that benefit programs that address the unique circumstances of executives in light of limitations imposed on benefits payable from qualified welfare, profit-sharing and retirement plans are critical in attracting and retaining quality executives. Therefore, we have adopted a Deferred Compensation Plan (“DCP”) that allows key employees to defer a portion of their annual salary and annual cash bonus, subject to certain specified maximum deferral amounts. Common Stock is also an investment option for certain of our executive officers. Amounts deferred into the Common Stock fund remain invested in the Common Stock fund until distribution. See “Executive Compensation — Nonqualified Deferred Compensation” for additional details regarding the terms of the DCP.

Other Compensation

Termination and Change in Control Agreements

Certain compensation arrangements of the Company include provisions providing for special payments or benefits upon specified termination events or the occurrence of a change in control of the Company. However, these arrangements do not include “gross-ups” for golden parachute excise taxes or other taxes. We believe that these termination and change in control benefits provide covered Named Executive Officers an incentive to act in the stockholders’ best interests during a takeover despite the risk of losing their jobs or a significant change in the nature of their benefits and responsibilities. We also believe that, in some cases, our termination and change in control benefits are necessary to attract and retain certain executives. For a description of the terms of the employment agreements, consulting agreements and equity awards, see “Executive Compensation — Potential Payments upon Termination or Change in Control.”

The Company has entered into employment agreements with each of its NEOs, other than Mr. Buckley. As described above, Messrs. Riley and Moore are no longer employees of the Company. The descriptions herein pertain to their employment agreements as in effect during Fiscal 2020. Except for the agreements with Messrs. Metcalf and Keppler, the term of each NEO’s employment agreement runs for a period of two years, subject to automatic one-year extensions thereafter, unless either party gives notice of non-renewal. The initial term of Mr. Keppler’s agreement will expire on September 21, 2021, subject to automatic one-year extensions thereafter, unless either party gives a one year notice of non-renewal. The initial terms of Messrs. Metcalf and Lee’s employment agreements have expired, and each such agreement has been automatically extended for a period of one year. The employment agreements provide for severance payments and termination benefits upon a future termination of an NEO’s employment that is a qualifying termination (i.e., upon termination by the Company without “cause” or by the employee with “good reason”), both prior to and following a change in control of the Company. Severance payments and termination benefits are also payable upon a qualifying termination of an NEO that does not occur during a potential change in control period or within two years following a change in control of the Company.

Where a qualifying termination occurs, other than during a potential change in control period or within two years following a change in control of the Company, each employment agreement provides (or provided) for (1) payment of one times (two times, in the case of Messrs. Metcalf and Riley) the NEO’s then-current base salary, payable in equal installments on regular payroll dates over the course of the one-year period (two-year period, in the case of Mr. Metcalf) immediately following the date of termination, (2) a prorated annual bonus based on actual performance in the year of termination, (3) a maximum of twelve months of continued COBRA coverage (in the case of Messrs. Metcalf and Riley, a lump sum cash payment equal to eighteen months of the premium cost of family medical coverage at the active-employee rate) and (4) in the case of Mr. Metcalf, payment of two times his target annual bonus, payable in equal installments on regular payroll dates over the course of the two-year period immediately following the date of termination (each, a “Qualifying Termination Severance Package”).

Where a qualifying termination occurs during a potential change in control period or within two years following a change in control of the Company, Mr. Metcalf’s employment agreement provides for his Qualifying Termination Severance Package, except that the target bonus payment is instead equal to three times his target bonus, and each of the base salary and target bonus payments are to be paid to the maximum extent permitted under Section 409A of the Internal Revenue Code in a lump sum (with any remainder paid in installments over two years). In the case of Mr. Riley, his employment agreement provided for his Qualifying Termination Severance Package, except that he was entitled to a payment equal to the sum of two times his base salary, plus three times his target annual bonus. In the case of Messrs. Lee and Keppler, their employment agreements provide for (1) the same cash severance payment as is payable upon a qualifying termination prior to a change in control (except that, to the maximum extent practicable, such payment is to be made in a lump sum), (2) an additional lump-sum cash severance payment in an amount equal to the sum of (x) one times the NEO’s then-current base salary and (y) two times the NEO’s target annual bonus for the fiscal year in which the termination occurs, (3) a pro-rated annual bonus payment based on actual performance in the year of termination and (4) an additional six months (for a maximum of eighteen months) of continued COBRA coverage.

For purposes of the employment agreements, “change in control” means (A) any person who becomes the beneficial owner of 25% or more of the combined voting power of the Company, (B) as a result of, or in connection with, a tender or exchange offer, merger or other business combination, persons who were directors immediately before the transaction cease to constitute the majority of the Company’s Board of Directors, (C) the Company is merged or consolidated with another company or transfers substantially all of its assets to another company and, as a result, either (i) less than 50% of the outstanding voting securities of the resulting company are owned in the aggregate by former Cornerstone Building Brands stockholders or (ii) 50% or more of the outstanding voting securities of the resulting company continue to be owned in the aggregate by former Cornerstone Building Brands stockholders but other than in substantially the same relative proportions as immediately prior to the transaction, or (D) a tender or exchange offer is made for 25% or more of the combined voting power of the Company. To the extent payments to a Named Executive Officer under an employment agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the payments to be received by the officer may be reduced to the extent a reduction in the payment amount would put the officer in a better after-tax position than he or she would be in if the excise tax under Section 4999 were imposed on such payments.

The Merger was a change in control for purposes of the employment agreements with Messrs. Riley and Moore. Because Mr. Riley’s employment ended in a qualifying termination that occurred prior to November 16, 2020, he received the enhanced change in control severance benefits described above, and the vesting of his outstanding RSUs and PSUs described below, upon his termination from the Company in February 2020. Mr. Moore’s employment ended after November 16, 2020. However, in recognition of the services provided by Mr. Moore to the Company through the date of his transition, the Company entered into a transition agreement with Mr. Moore pursuant to which he received the enhanced change in control severance benefits described above.

In addition to the change in control arrangements described above, outstanding shares of restricted stock, RSUs, options and PSUs granted to the Named Executive Officers, including RSUs and PSUs held by our NEOs, may vest in connection with certain termination events during the two years following the effective time of the Merger or in connection with a subsequent change in control of the Company (see “Executive Compensation — Potential Payments upon Termination or Change in Control — Equity Incentive Awards”). The Compensation Committee may provide for additional vesting and/or extension of post-termination exercise periods in certain circumstances deemed to be in the best interest of the Company.

Perquisites and Personal Benefits

We offer only de minimis perquisites or personal benefits.

Gross-Ups

With the exception of limited, one-time tax indemnification in connection with the incurrence of relocation expenses under our relocation policy, the Company does not provide for any tax assistance or “gross-ups” for any of its executives.

CEO Compensation

The Compensation Committee is directly responsible for determining the salary level of the CEO and all awards and grants to the CEO under the Bonus Program, Incentive Plan and the DCP. In November 2018, the Company entered into an employment agreement with our CEO, Mr. Metcalf, in connection with his appointment as Chairman and Chief Executive. During Fiscal 2020, 76% of the compensation of Mr. Metcalf was “at-risk,” meaning it was comprised of long- and short-term incentive equity awards and our Bonus Program, none of which are guaranteed to be paid (see “Compensation Discussion & Analysis — Long-Term Incentive Compensation —Long-Term Incentive Awards Granted to NEOs in 2020). Mr. Metcalf’s overall compensation package has also been set at a level that we believe provides appropriate differentiation between CEO compensation and the compensation of other executive officers hired from time to time. Information on Fiscal 2020 compensation for Mr. Metcalf is set forth in the compensation tables following this CD&A.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes a $1 million limit on the amount that a public company may deduct each year for compensation paid to “covered employees.” Covered employees generally consist of our CEO, CFO, and each of the next three highest compensated officers for the taxable year, without regard to whether such executive officers are serving at the end of the taxable year, and anyone who previously has been a covered employee for any taxable year beginning after December 31, 2016.

While the Company seeks to take advantage of favorable tax treatment for executive compensation where appropriate, we believe that the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent.

We will continue to review the Company’s executive compensation practices and will seek to preserve tax deductions for executive compensation to the extent consistent with our objective of providing compensation arrangements necessary and appropriate to foster achievement of the Company’s business goals, although the Company reserves the right to grant and pay compensation that is not tax deductible should the Company determine that doing so will better meet the Company’s objectives.

Stock Ownership Guidelines

In November 2016, our Board approved the Cornerstone Building Brands, Inc. Executive Stock Ownership Guidelines, which were further amended in August 2017. Pursuant to the stock ownership guidelines, certain of our executives, including our NEOs, and non-employee directors are expected to acquire and hold a certain level of our common stock based on a multiple of salary or cash retainer, as applicable. The stock ownership guidelines were developed with the assistance of FW Cook and were adopted to further align the interests of our senior management team with those of our stockholders.

Under the stock ownership guidelines, each of our NEOs is expected to acquire and hold a number of shares of our common stock having a value equal to a multiple of his or her annual salary as set forth in the table below. The number of shares required to be held by each NEO will be calculated based on his or her annual salary as of the Annual Meeting of the Stockholders and the average of our month-end closing stock prices throughout the previous fiscal year.

Covered Person	Multiple of Salary
Chief Executive Officer	5x
President(a)	2x
Chief Financial Officer	2x
Other Executive Vice Presidents and Vice Presidents	1x

(a)

This guideline applied to Mr. Riley during his service as our Chief Executive Officer of our Commercial Business Unit and Head of Supply Chain & Technology. Since Mr. Riley’s departure, none of our NEOs has been covered under the stock ownership guidelines at the “President” level.

Under the stock ownership guidelines, the required holdings do not have to be met within a specified period of time. However, until the required number of shares is attained, upon (i) the exercise of stock options, (ii) the settlement of performance shares and (iii) the vesting of restricted shares, our NEOs must retain the number of shares received upon the occurrence of these events having a value equal to 50% of the after-tax profit realized upon the occurrence of these events. Once the required number of shares is attained, compensation increases and changes in stock price will no longer have an effect on holding requirements and retention guidelines. As long as the executive continues to hold the required number of shares, he or she will be in compliance with the stock ownership guidelines. Finally, under the stock ownership guidelines, any sale of shares by covered executives and directors, including our NEOs, must be reviewed by our legal department to ensure continued compliance with the guidelines.

Clawback and Anti-Hedging Policies

The Company has a clawback policy (the “Clawback Policy”) to better align our compensation practices with our stockholders’ interests by providing a mechanism to recover cash, stock or other incentive compensation in certain circumstances if a covered employee commits fraud or misconduct, or if the incentive compensation was based on inaccurate financial information resulting from fraud, misconduct or gross negligence.

Prior to Fiscal 2020, our Clawback Policy allowed for recovery of cash bonuses and other performance-based incentive compensation in the event the Company was required to prepare a material financial restatement due to noncompliance with any financial reporting requirement under the U.S. securities laws, where the noncompliance was the result of misconduct. During Fiscal 2020, we broadened our Clawback Policy to allow recovery of all forms of compensation paid to covered employees pursuant to any incentive-based compensation plan, if (i) the Company is required to prepare a material accounting restatement due to noncompliance with any financial reporting requirement under the U.S. securities laws, and such noncompliance is the result of the fraud, misconduct or gross negligence of a covered employee, or (ii) a covered employee has committed fraud or misconduct (regardless of whether a restatement occurs). Examples of “misconduct” under the policy include material acts of dishonesty or misrepresentation, acts constituting “cause” under the terms of a covered employee’s employment agreement, acts or omissions that could reasonably be expected to cause financial or reputational harm to the Company, and material violations of Company policy.

The Clawback Policy, which covers all current and former executive officers (including the NEOs), applies to all incentive compensation that is earned or vested after the date the policy was adopted (regardless of when granted). Upon a determination that the Clawback Policy will be applied, the Board may recover up to the excess of the amount of the compensation actually received by a covered officer over the amount that would have been received if the restatement had not occurred, for the three completed fiscal years preceding the fiscal year in which the Board determines the restatement is necessary (or longer, if the clawback results from an accounting restatement dating more than three years prior to the Board’s determination that a restatement is necessary). The Board, with input from the Compensation Committee and the Audit Committee, has sole discretion to determine whether and how to apply the Clawback Policy. In determining whether to recover compensation, the Board may take into account any and all factors that it determines to be appropriate and relevant under the circumstances, including the likelihood and costs of recovery, compliance with applicable law, the ability of the executive officer to repay such amount, the tax consequences of the original payment and/or the recoupment to the executive officer (including whether recoupment shall be on a pre-tax or post-tax basis), and any other potentially adverse consequences for the Company or the executive officer arising from seeking enforcement of the policy.

We also have an “anti-hedging” policy, which prohibits our executive officers and non-employee directors from engaging in transactions designed to hedge the economic risks associated with ownership of Company securities, and from pledging Company securities as collateral for loans. For purposes of this policy, securities held by CD&R, LLC and its affiliated investment funds are not considered to be owned or held by a non-employee director who is affiliated with CD&R, LLC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During Fiscal 2020, no member of the Compensation Committee served as an executive officer of the Company, and, except as described in “Transactions with Related Persons” below, no such person had any relationship with the Company requiring disclosure herein. During Fiscal 2020, there were no Compensation Committee interlocks with other companies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

KATHLEEN J. AFFELDT (Chair)

GEORGE L. BALL

WILBERT W. JAMES, JR.

JOHN KRENICKI

NATHAN K. SLEEPER

J.L. ZREBIEC

EXECUTIVE COMPENSATION

Fiscal 2020 Summary Compensation Table

The following table shows information regarding the total compensation paid to the Named Executive Officers for each of our last three completed fiscal years, including the Transition Period. The compensation reflected for each individual was for their services provided in all capacities to us.

Name & Principal Position	Year(a)	Salary ($)(b)	Bonus ($)(c)	Stock Awards ($)(d)	Option Awards ($)(e)	Non-Equity Incentive Plan Compensation ($)(f)	All Other Compensation ($)(g)	Total($)
James S. Metcalf Chairman and Chief Executive Officer(h)	2020 2019 2MO 18	1,142,308 1,100,000 110,000	— — 600,000	1,937,145 — 2,804,219	830,547 — 1,595,765	961,562 820,041 136,673	43,826 47,063 —	4,915,388 1,967,104 5,246,657
Jeffrey S. Lee	2020	626,154	—	645,718	276,848	343,290	170,623	2,062,633
Executive Vice President, Chief Financial Officer and Chief Accounting Officer (h)	2019	280,000	25,000	900,000	1,420,590	400,000	575,899	3,601,489
Donald R. Riley Former President and Chief Executive Officer, Commercial Business Unit and Head of Supply Chain & Technology	2020 2019 2MO 18	124,615 900,000 130,385	— — —	— — 1,869,467	— — 1,063,847	— 527,101 87,850	2,918,737 365,942 221	3,043,352 1,793,043 3,151,770
	2018	750,000	—	2,436,246	—	789,000	43,620	4,018,866
John L. Buckley President, Siding Business Unit — Residential(h)	2020	528,846	—	161,436	69,212	480,357	21,193	1,261,044
	2019	500,000	—	—	—	257,464	22,800	780,264
	2MO 18	96,154	—	1,733,688	986,576	42,911	4,177	2,863,506
James F. Keppler Executive Vice President, Operations(h)	2020	147,115	250,000	1,187,538	427,360	112,899	342	2,125,254
Todd R. Moore Former Executive Vice President, Chief Legal, Risk & Compliance Officer and Corporate Secretary(h)	2020	446,538	—	258,291	110,740	208,824	391,525	1,415,919

(a)	“2MO 18” refers to the Transition Period (October 29 to December 31, 2018). Amounts for the Transition Period are not annualized and reflect actual amounts earned during such period.

(b)

The amounts reported in the “Salary” column are calculated by taking into account Fiscal 2020, the NEOs’ increases in base salary in Fiscal 2019, the Transition Period and Fiscal 2018. For Messrs. Riley and Keppler, this amount reflects a partial year of salary for Fiscal 2020. The base salaries earned in Fiscal 2020 by Messrs. Buckley, Metcalf, Moore, and Lee were higher than each such NEO’s annual rate of base salary, as Fiscal 2020 had 27 pay periods.

(c)

The amounts reported in the “Bonus” column reflect, for the Fiscal Year specified: (i) for Mr. Metcalf, a one-time $600,000 signing bonus in connection with his appointment as Chairman and CEO; (ii) for Mr. Lee, a one-time $25,000 cash signing bonus for Fiscal 2019 in connection with his appointment as CFO; and (iii) for Mr. Keppler, a one-time $250,000 cash signing bonus for Fiscal 2020 in connection with his appointment as Executive Vice President, Operations.

(d)

The amounts reported in the “Stock Awards” column reflects the aggregate grant date fair value of the awards granted under our Incentive Plan in the relevant fiscal years and as Founders Awards in November 2018 in connection with the Merger, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 8 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for additional detail regarding assumptions underlying the valuation of equity awards of RSUs and PSUs. In addition, for Mr. Lee, the amount reflects an initial award of options, RSUs and PSUs granted during Fiscal 2019 (the “FY 2019 Awards”) and for Mr. Keppler, the amount reflects an initial award of options, RSUs and PSUs granted during Fiscal 2020. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation.”

(e)

The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718. See Note 8 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for additional detail regarding assumptions underlying the valuation of equity awards of options. For Mr. Keppler, the Fiscal 2020 amount reflects his initial grant of long-term incentive awards in connection with his commencement of employment. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation.”

(f)

As described in our 2019 proxy statement, as a result of the Merger and the Fiscal Year Change, our Named Executive Officers did not receive an annual bonus payment during 2019 in respect of the Transition Period. Instead, cash bonuses for the Transition Period were included in our Fiscal 2019 annual bonus program with amounts determined based on our Fiscal 2019 bonus criteria, and the amounts payable were determined and paid to these participants in 2020 at the same time as the Fiscal 2019 bonuses were paid.

(g)

The “All Other Compensation” column includes the Company 401(k) matching contributions and DCP contributions with respect to the Named Executive Officers described below and the taxable value of a life insurance benefit. See “Executive Compensation — Nonqualified Deferred Compensation” For Mr. Lee, the amount in this column for Fiscal 2020 also reflects relocation expenses of $157,560, and consistent with the Company’s relocation policy, this amount includes a tax gross-up of approximately $46,638 for Mr. Lee. In addition, for Mr. Lee, the amount in this column for Fiscal 2019 reflects a home buyout under the Company’s relocation policy, pursuant to which the Company purchased his home through a third party relocation firm for a cost of $1,924,149, which the Company resold in Fiscal 2020 in accordance with the policy at net cost to the Company of $559,992, including expenses related to the purchase and resale. For Mr. Metcalf, the amount in this column for Fiscal 2020 also reflects financial planning expenses of $22,263. For Mr. Riley, the amount for Fiscal 2020 also reflects severance payments and termination benefits of $2,800,000 in connection with his separation from employment with the Company, plus the value of Mr. Riley’s continued COBRA coverage of $32,304 and payment of his accrued vacation days of $78,317. For Mr. Moore, the amount for Fiscal 2020 also reflects enhanced severance payments and termination benefits of $377,000 in connection with his transition.

(h)

Messrs. Buckley, Lee, Metcalf, Keppler and Moore were not Named Executive Officers in Fiscal 2018, and Messrs. Keppler and Moore were not Named Executive Officers during the Transition Period nor in Fiscal 2019.

Fiscal 2020 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards to each of the Named Executive Officers under the Bonus Program and the Incentive Plan during Fiscal 2020.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(b) (c)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Metcalf		Bonus Program	668,250	1,485,000	2,970,000	—	—	—	—	—	—	—
	3/16/2020	RSU	—	—	—	—	—	—	122,449	—	—	553,469
	3/16/2020	PSU	—	—	—	—	306,123	1,224,492	—	—	—	1,383,676
	3/16/2020	Option	—	—	—	—	—	—	—	424,528	4.52	830,547
Mr. Lee		Bonus Program	243,000	540,000	1,080,000	—	—	—	—	—	—	—
	3/16/2020 3/16/2020 3/16/2020	RSU PSU Option	— — —	— — —	— — —	— — —	— 102,041 —	— 408,164 —	40,817 — —	— — 141,509	— — 4.52	184,493 461,225 276.848
Mr. Riley		—	—	—	—	—	—	—	—	—	—	—
Mr. Buckley		Bonus Program	168,750	375,000	750,000	—	—	—	—	—	—	—
	3/16/2020	RSU	—	—	—	—	—	—	10,205	—	—	46,127
	3/16/2020	PSU	—	—	—	—	25,511	102,044	—	—	—	115,310
	3/16/2020	Option	—	—	—	—	—	—	—	35,377	4.52	69,212
Mr. Keppler		Bonus Program	183,600	408,000	816,000	—	—	—	—	—	—	—
	9/21/2020	RSU	—	—	—	—	—	—	123,863	—	—	950,029
	9/21/2020	PSU	—	—	—	—	30,966	123,864	—	—	—	237,509
	9/21/2020	Option	—	—	—	—	—	—	—	120,644	7.67	427,360
Mr. Moore		Bonus Program	145,125	322,500	645,000	—	—	—	—	—	—	—
	3/16/2020	RSU	—	—	—	—	—	—	16,327	—	—	73,798
	3/16/2020	PSU	—	—	—	—	40,817	163,268	—	—	—	184,493
	3/16/2020	Option	—	—	—	—	—	—	—	56,604	4.52	110,740

(a)

Represents threshold, target and maximum amounts potentially payable under the Company’s Bonus Program for Fiscal 2020. See “Compensation Discussion & Analysis — Annual Bonus.” Mr. Keppler’s Fiscal 2020 bonus was subject to a minimum payment of $112,899 pursuant to the terms of his employment agreement.

(b)

The grant date fair value of plan-based awards of RSUs and PSUs granted to Messrs. Metcalf, Lee and Moore is based on a price per share of $4.52, which was our closing stock price on March 16, 2020. In addition, the grant date fair value of RSUs and PSUs granted to Mr. Keppler is based on a price per share of $7.67, which was our closing stock price on September 21, 2020.

(c)

The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column reflect the aggregate grant date fair value of the awards granted under our Incentive Plan during Fiscal 2020, computed in accordance with FASB ASC Topic 718. See Note 8 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for additional detail regarding assumptions underlying the valuation of equity awards.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

The Company has entered into employment agreements with each of its NEOs, other than Mr. Buckley. For a description of the material terms of the employment agreements and for a discussion of enhanced severance benefits upon certain terminations in connection with a change in control of the Company, see “Compensation Discussion & Analysis — Other Compensation — Termination and Change in Control Agreements.”

Fiscal 2020 Bonus Program

Our short-term incentive compensation program for our Named Executive Officers for Fiscal 2020 was dependent upon our attainment of specified levels of Company Adjusted EBITDA and Company working capital or, in the case of Mr. Buckley, Company and business unit Adjusted EBITDA and business unit working capital. The amount payable to a recipient of a Fiscal 2020 award under the Bonus Program is determined based on the applicable Adjusted EBITDA and working capital levels actually attained by us for Fiscal 2020, and is equal to a specified percentage of the recipient’s base salary. For Fiscal 2020, our Compensation Committee did not exercise any discretion to increase or reduce bonuses otherwise payable by reason of the applicable performance criteria. See “Compensation Discussion & Analysis — Annual Bonus” for additional information.

Fiscal 2020 Long-Term Incentive Awards

As described above, the Company made grants of long-term incentives to each of its Named Executive Officers in Fiscal 2020, other than Mr. Riley. In September 2020, our Compensation Committee approved an initial award to Mr. Keppler, including a grant of 123,863 RSUs, 120,644 options and 30,966 PSUs in connection with his commencement of employment. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation — Long-Term Incentive Awards Granted to NEOs in Fiscal 2020.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options and unvested restricted stock, RSUs and PSUs held by each of our Named Executive Officers as of December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(a)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Award Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(e)
Mr. Metcalf	122,992	184,489	12.16	11/16/2028	11/16/2018	245,984	2,282,731	—	—
	—	424,528	4.52	3/16/2030	3/16/2020	122,449	1,136,327	306,123	2,840,821
Mr. Lee	—	176,471	4.83	6/17/2029	6/17/2019	198,759	1,844,484	—	—
	—	141,509	4.52	3/16/2030	3/16/2020	40,817	378,782	102,041	946,940
Mr. Riley	—	—	—	—	—	—	—	—	—
Mr. Buckley	76,039	114,060	12.16	11/16/2028	11/16/2018	152,078	1,411,283	—	—
	—	35,377	4.52	3/16/2030	3/16/2020	10,205	94,702	25,511	236,742
Mr. Keppler	—	120,644	7.67	9/21/2030	9/21/2020	123,863	1,149,449	30,966	287,364
Mr. Moore	40,084	60,126	12.16	11/16/2028	11/16/2018	80,167	743,950	—	—
	—	56,604	4.52	3/16/2030	3/16/2020	16,327	151,515	40,817	378,782

(a)

All exercisable stock options previously granted (i) have an exercise price not less than the closing price of the Company’s Common Stock on the grant date, (ii) became exercisable with respect to 20% of the total option shares each year, starting on the first anniversary of the grant date, and (iii) were granted for a term of 10 years. Additional terms governing the stock option awards are described in the narrative above entitled “Executive Compensation — Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Restricted Stock and Restricted Stock Unit Awards and Stock Options.”

(b)

Reflects the (i) Founders Awards and the RSU portion of the FY 2020 Awards to the Named Executive Officers on November 16, 2018 and March 16, 2020, respectively, and (ii) one-time awards of options, restricted stock units and performance share units granted in September 2020 to Mr. Keppler, and restricted stock units and performance share units granted in June 2019 to Mr. Lee. With respect to the performance unit award portion of the Founders Awards, the amounts are determined based on actual achievement of performance measures during the performance period, which ended on December 31, 2020; these awards continue to be subject to service-based vesting until November 16, 2021, which is the third anniversary of the date of grant date. For a description of the vesting of these awards, see “Compensation Discussion & Analysis — Long-Term Incentive Compensation.”

(c)	This column represents the closing price of our Common Stock on December 31, 2020, the last business day of Fiscal 2020, which was $9.28, multiplied by the number of shares of restricted stock.

(d)	The amounts in this column represent the performance unit award portion of the FY 2020 Awards granted to the Named Executive Officers, determined assuming the target level of performance is achieved.

(e)

The amounts in this column are based on the closing price of our Common Stock on December 31, 2020, the last business day of Fiscal 2020, which is $9.28, multiplied by the number of shares underlying the PSUs, assuming the target level of performance is achieved.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and vesting of RSUs and PSUs of each of our Named Executive Officers during Fiscal 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Mr. Metcalf	—	—	30,748	244,754
Mr. Lee	—	—	24,845	197,766
Mr. Riley	—	—	84,058	752,319
Mr. Buckley	—	—	19,010	151,320
Mr. Keppler	—	—	—	—
Mr. Moore	—	—	27,206	236,151

(a)	The value realized on exercise represents the difference between the market value of our common stock at the time the applicable option was exercised and the exercise price of the option.

(b)

This column represents the closing price of our common stock on February 10, 2020, November 13, 2020 or December 14, 2020 (whichever is the business day before the vesting date of the applicable award) multiplied by the number of shares of our common stock covered by such award.

Pension Benefits

We do not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our Named Executive Officers.

Nonqualified Deferred Compensation

Certain of our employees and non-employee directors of the Company selected by the Compensation Committee are eligible to participate in the Company’s Deferred Compensation Plan. The DCP is a nonqualified retirement plan created to provide specified benefits to our highly compensated employees and directors. The DCP allows employees to defer up to 80% of their annual salaries and up to 90% of their annual cash bonuses, and allows the Company’s non-employee directors to defer up to 100% of their annual fees and meeting attendance fees, until a specified date in the future, including at or after retirement. None of our NEOs participated in the DCP during Fiscal 2019.

Potential Payments upon Termination or Change in Control

We describe below certain payments and benefits that would be received by our Named Executive Officers upon specified terminations of their employment, and upon a change in control of us, under the employment agreements to which we and our Named Executive Officers are parties, as well as under our Incentive Plan and the outstanding equity awards as of the end of Fiscal 2020.

Employment Agreements

Each Named Executive Officer, other than Mr. Buckley, has (or during Fiscal 2020 had) an employment agreement with the Company providing for severance payments and termination benefits upon a termination of a Named Executive Officer’s employment by the Company without “cause” or by the Named Executive Officer for “good reason,” both prior to and following a change in control of the Company. For a description of the severance benefits to which Named Executive Officers are entitled under the employment agreements, see “Compensation Discussion & Analysis — Other Compensation — Termination and Change in Control Agreements.”

Equity Incentive Awards – Founders Awards, FY 2019 Awards and FY 2020 Awards

Upon a change in control (as defined above), the awards granted during the Transition Period (the “Founders Awards”), the FY 2019 Awards and the FY 2020 Awards provide that they will be assumed or replaced by economically equivalent alternative awards, and, further, that these awards are intended to fully vest only to the extent that they are not assumed or replaced with alternative awards. The terms of any alternative award must be at least as favorable as the terms of the award being replaced (including an equal or better vesting schedule and, in the case of stock options, an identical or better method of exercise) and must provide for full acceleration in the event that the grantee is terminated by the successor without cause or by the award holder with good reason within two years following the change in control with respect to which the alternative award was granted. The RSUs, PSUs and options granted to Mr. Keppler have the same terms as the FY 2020 Awards.

Quantification of Payments

Termination Payments (unrelated to a Change in Control)

The following table estimates the value of the payments and benefits that each of our Named Executive Officers would receive if his or her employment terminated on December 31, 2020 (the last business day of Fiscal 2020) under the circumstances shown and making the following assumptions except that, for Mr. Moore, the amounts shown in this table reflect the actual amount of compensation received or receivable as a result of his termination following Fiscal 2020. For Mr. Riley, the actual amount of compensation received or receivable as a result of his termination during Fiscal 2020 is reported below under “Change in Control Payments.” The table excludes (i) amounts accrued through the end of Fiscal 2020 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) benefits generally available to all of our salaried employees, and (iii) stock options with a strike price below the closing stock price on December 31, 2020. The amounts reflected for the acceleration of the Founders Awards, FY 2019 Awards and FY 2020 Awards assume that these awards would be settled at target levels. The amounts disclosed assume that the price of our Common Stock was $9.28, which was the closing price of our stock on December 31, 2020. Therefore, such amounts and disclosures should be considered “forward looking statements.”

Name	Benefit	Termination for Cause ($)	Termination Without Cause or by Executive for Good Reason ($)	Termination by Executive Without Good Reason ($)	Disability ($)	Retirement ($)	Death ($)
Mr. Metcalf	Non-CIC Severance	—	2,585,000	—	2,585,000	—	2,585,000
	Life Insurance	—	—	—	—	—	1,100,000
	Founders Awards (FY 2018)	—	1,011,073	—	1,867,097	—	1,867,097
	Accelerated FY 2020	—	—	—	1,136,327	—	1,136,327
Mr. Lee	Non-CIC Severance	—	1,140,000	—	1,140,000	—	1,140,000
	Life Insurance	—	—	—	—	—	600,000
	Accelerated FY 2019 Accelerated FY 2020	— —	735,857 —	— —	1,427,542 378,782	— —	1,427,542 378,782
Mr. Buckley	Non-CIC Severance	—	875,000	—	875,000	—	875,000
	Life Insurance	—	—	—	—	—	500,000
	Founders Awards (FY 2018)	—	625,084	—	1,154,323	—	1,154,323
	Accelerated FY 2020	—	—	—	94,702	—	94,702
Mr. Keppler	Non-CIC Severance	—	918,000	—	918,000	—	918,000
	Life Insurance	—	—	—	—	—	510,000
	Accelerated FY 2020	—	—	—	1,149,449	—	1,149,449
Mr. Moore	Non-CIC Severance	—	752,500	—	752,500	—	752,500
	Life Insurance	—	—	—	—	—	430,000
	Founders Awards (FY 2018)	—	329,510	—	608,494	—	608,494
	Accelerated FY 2020	—	—	—	151,515	—	151,515

Change-in-Control Payments

The following table estimates the value of the payments and benefits that each of our Named Executive Officers would receive if a change in control occurred on December 31, 2020 (the last business day of Fiscal 2020). The table is intended to provide additional information about the effects of a change in control on the compensation of the Named Executive Officers, and should not be understood to supplement or replace the information provided in the table above, which represents payments to the Named Executive Officers upon a termination unrelated to a change in control. The Merger was a change in control under the terms of Mr. Riley’s employment agreement. Therefore, for Mr. Riley, the table sets forth the actual amount of compensation received or receivable as a result of his termination following Fiscal 2019 (see “Compensation Discussion & Analysis — Other Compensation — Termination and Change in Control Agreements”). Column (A) represents the value of the payments to which each Named Executive Officer would be entitled upon the occurrence of the change in control, without regard to whether the Named Executive Officer continued to be employed by the Company following a change in control. Column (B) represents the value of the payments to which each Named Executive Officer would be entitled if the Named Executive Officer’s employment was terminated in connection with the change in control either by the Company without cause or by the Named Executive Officer for good reason. The payments shown in Column B include the payments in Column A (i.e., the payments in Column (B) are the sum of the “single-trigger” payments shown in Column (A), plus any additional termination benefits to which the Named Executive Officer would be entitled if he or she were terminated following a change in control). The same exclusions and assumptions applicable to the table in “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Quantification of Payments — Termination Payments” were applied to the following table. Accordingly, such amounts and disclosures should be considered “forward looking statements.”

		(A)	(B)
Name	Benefit	Change in Control ($)	Change in Control Followed by a Termination Without Cause or by Executive for Good Reason ($)
Mr. Metcalf	CIC Severance	—	5,500,000
	Founders Awards (FY 2018)	—	1,867,097
	Accelerated FY 2020	—	12,499,612
Mr. Lee	CIC Severance	—	2,100,000
	Accelerated FY 2019	—	1,427,542
	Accelerated FY 2020	—	4,166,544
Mr. Buckley	CIC Severance	—	—
	Accelerated FY 2019	—	1,154,323
	Accelerated FY 2020	—	94,702
Mr. Keppler	CIC Severance	—	1,785,000
	Accelerated FY 2020	—	2,298,907
Mr. Riley	CIC Severance	—	5,127,867
	Accelerated RSU Vesting	—	208,895
	Accelerated FY 2017 Awards Vesting (PSU)	—	506,439

OTHER COMPENSATION INFORMATION

Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of our CEO, Mr. Metcalf, to the annual total compensation of our median employee (excluding Mr. Metcalf).

The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We identified our median employee from all full-time and part-time workers who were included as employees on our payroll records as of a determination date of December 31, 2020. The median was identified using base pay, overtime, and bonuses during Fiscal 2020. International employees’ pay was converted to US dollar equivalents using exchange rates as of the determination date and pay was annualized for any employees hired during the period.

The total compensation earned by Mr. Metcalf during Fiscal 2020, as determined under Item 402 of Regulation S-K, was $4,915,388. The total compensation earned during the same period by our median employee, as determined under Item 402 of Regulation S-K, was $46,765. The ratio of Mr. Metcalf’s total compensation to our median employee’s total compensation for Fiscal 2020 is 105:1.

Compensation of Directors

Directors of the Company who are also employees of the Company do not receive additional compensation for their service as directors. Non-employee directors of the Company receive compensation in addition to reimbursement for expenses incurred to attend and/or participate in meetings. The following table sets forth a summary of the cash compensation program for our non-employee directors:

Annual Retainer Fee(a)	$75,000
Audit Committee Chair Annual Retainer Fee	$22,500
Audit Committee Member Annual Retainer Fee	$10,000
Compensation Committee Chair Annual Retainer Fee(a)	$15,500
Compensation Committee Member Annual Retainer Fee	$7,500
Nominating and Corporate Governance Committee Chair Annual Retainer Fee(a)	$13,500
Nominating and Corporate Governance Committee Member Annual Retainer Fee	$6,500
Affiliate Transactions Committee Member Annual Retainer Fee	$3,000
Executive Committee Member Annual Retainer Fee	$3,000
Routine Transactions Committee Member Annual Retainer Fee	$3,000

(a)

In order to align director compensation with the medians of our revised peer group (see “Compensation Discussion & Analysis — Determination and Administration of Compensation Programs and Amounts”), in February 2021, the Compensation Committee, in consultation with FW Cook, approved an increase in each non-employee director’s annual retainer fee from $75,000 to $85,000 and increases in the committee chair retainer fee for the Compensation Committee from $15,500 to $17,000 and the committee chair retainer fee for the Nominating and Corporate Governance Committee from $13,500 to $15,000.

In addition, each non-employee director is entitled to receive a grant of RSUs under the Incentive Plan having an aggregate fair market value of $110,000, which, beginning with Fiscal 2020, takes place on June 15 of each year (or the first business day thereafter) (the “Annual Director Grants”). Beginning with Fiscal 2021, the aggregate fair market value of each such Annual Director Grant will be increased from $110,000 to $135,000, as approved by our Compensation Committee in February 2021 in consultation with FW Cook. Non-employee directors whose service on the Board begins after June 15 (or such other date on which such grants are made to non-employee directors of the Company) are entitled to receive a prorated Annual Director Grant based on the number of days that will elapse between the date on which the director commences service on the Board and the date on which the following Annual Director Grants are issued.

The Annual Director Grants generally vest after a one-year period of service, subject to the same acceleration provisions as applied to the RSUs granted to our NEOs (see “Executive Compensation — Potential Payments upon Termination or Change in Control — Equity Incentive Awards”). Pursuant to our stock ownership guidelines, our non-employee directors are expected to acquire and hold a number of shares of our common stock having a value equal to five times (5x) their annual retainer fee. See “Compensation Discussion & Analysis — Stock Ownership Guidelines” for additional information about our stock ownership guidelines.

Our non-employee directors are also eligible to participate in our Deferred Compensation Plan and may defer a portion of their annual and meeting attendance fees, subject to certain specified maximum deferral amounts. See “Executive Compensation — Nonqualified Deferred Compensation” for additional details regarding the terms of the DCP.

Messrs. Krenicki, Sleeper and Zrebiec assign all of the compensation each would receive for his services as a director, including any RSUs, to CD&R, LLC.

Fiscal 2020 Director Compensation Table

The following table provides information concerning the compensation of our non-employee directors during Fiscal 2020. The Stock Awards were made in respect of Fiscal 2020.

Name	Fees Earned or Paid in Cash ($)(a)(b)	Stock Awards ($)(c)(d)	Option Awards ($)(d)	All Other Compensation ($)	Total ($)
Kathleen J. Affeldt	103,000	139,523	—	—	242,523
George L. Ball	101,500	139,523	—	—	241,023
Gary L. Forbes	103,500	139,523	—	—	243,023
John J. Holland	94,500	139,523	—	—	234,023
William E. Jackson	59,750	111,433	—	—	171,183
Wilbert W. James, Jr.	85,500	194,568	—	—	280,068
Daniel Janki	88,000	194,568	—	—	282,568
John Krenicki	99,000	139,523	—	—	238,523
George Martinez	37,750	—	—	—	37,750
Timothy O’Brien	81,500	139,523	—	—	221,023
Nathan K. Sleeper	85,500	139,523	—	—	225,023
Jonathan L. Zrebiec	85,500	139,523	—	—	225,023

(a)

Includes amounts earned during Fiscal 2020 with respect to annual retainer fees, supplemental retainer fees for Committee Chairmen, Board meeting fees and Committee meeting fees for each non-employee director as more fully explained in the preceding paragraphs. Mr. Martinez resigned as a Class II director, effective May 28, 2020, and, in connection with this vacant Board seat, Dr. Jackson was appointed as a Class II director, effective May 28, 2020. For Mr. Martinez and Dr. Jackson, these amounts were subject to proration for the portion of Fiscal 2020 during which they served on the Board.

(b)

The amounts reported in the “Fees Earned or Paid in Cash” column for each of Messrs. Krenicki, Sleeper and Zrebiec represents amounts paid to CD&R, LLC, as assignee of compensation payable to those directors, each of whom is an employee or partner of CD&R, LLC.

(c)

In March 2020, the Compensation Committee moved the date of its annual grants of equity awards to non-employee directors from on the first business day on or after March 15 of each year to the first business day on or after June 15 of each year. Therefore, in order to compensate the directors in respect of their service between March 15, 2020 and the new annual grant date of June 15, 2020, the Company made pro rata equity grants consistent with the annual equity grant value under the Company’s director compensation policy. In addition, because Messrs. James and Janki joined the board on May 23, 2019, following the Corporation’s annual grant of equity compensation for the 2019 Fiscal Year and therefore did not receive an equity grant in 2019, the amounts shown reflect an additional pro rata grant in respect of their service between May 23, 2019 and March 15, 2020, consistent with the annual equity grant value under the Company’s director compensation policy. The amounts shown in this column reflect the 2020 annual grants as well as these partial year grants.

(d)

As of December 31, 2020, the non-employee directors held the following outstanding restricted stock awards and stock options: (i) Ms. Affeldt (23,891 restricted shares), (ii) Mr. Ball (23,891 restricted shares), (iii) Mr. Forbes (23,891 restricted shares and 14,163 exercisable stock options), (iv) Mr. Holland (23,891 restricted shares and 32,259 exercisable stock options), (v) Dr. Jackson (19,081 restricted shares), (vi) Mr. James (36,069 restricted shares), (vii) Mr. Janki (36,069 restricted shares), and (viii) Mr. O’Brien (23,891 restricted shares). Amounts reported for Messrs. Krenicki, Sleeper and Zrebiec represent grants of restricted Common Stock issued to CD&R, LLC, as assignee of compensation payable to those directors, each of whom is an employee or partner of CD&R, LLC.

EQUITY COMPENSATION PLAN INFORMATION

The following sets forth information relating to our equity compensation plans as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders	5,178,745	(a)	$7.22	11,828,250
Equity compensation plans not approved by security holders	2,179,950	(b)	$12.16	—

Total	7,358,695	(c)	$8.95	11,828,250

(a)

Includes 2,088,349 shares subject to outstanding stock options, 1,941,478 shares subject to outstanding RSUs and 1,148,918 shares subject to outstanding PSUs based on assumed target performance or, for PSUs granted as Founders Awards, actual performance during the performance period ended December 30, 2020 (see “Compensation Discussion & Analysis — Long-Term Incentive Compensation — Long-Term Incentive Awards Granted in Fiscal 2018 to NEOs — Founders Awards”).

(b)

Represents 1,126,916 shares subject to outstanding stock options, 412,095 shares subject to outstanding RSUs and 640,939 shares subject to outstanding PSUs granted to legacy Ply Gem employees as Founders Awards in November 2018, based actual performance during the performance period ended December 30, 2020. The Founders Awards granted to legacy Ply Gem employees are “employment inducement awards” as described in the employment inducement exemption to New York Stock Exchange Rule 303A.08 (see “Compensation Discussion & Analysis — Long-Term Incentive Compensation — Long-Term Incentive Awards Granted in Fiscal 2018 to NEOs — Founders Awards”).

(c)	The weighted average remaining contractual life of outstanding options is 8.35 years.

BOARD OF DIRECTORS

Independence and Meetings

On July 25, 2016, the Company ceased being deemed a “controlled company,” within the meaning in the NYSE Listed Company Manual. Following a one year phase-in, both the Nominating & Corporate Governance Committee and the Compensation Committee are now entirely comprised of independent directors. As of the date of this proxy statement, the Company’s Board is comprised of a majority of independent directors, as required by the NYSE. For a description of the transaction resulting in our no longer being deemed a controlled company, please see “Transactions with Related Persons — CD&R Transactions.”

Our Board determined, after considering all of the relevant facts and circumstances, that Ms. Affeldt, Mr. Ball, Mr. Forbes, Mr. Holland, Mr. James, Mr. Janki, Mr. Krenicki, Dr. Jackson, Mr. O’Brien, Mr. Sleeper and Mr. Zrebiec are independent from our management, as “independence” is defined by the listing standards of the NYSE. For a description of transactions between us and certain members of our Board, please see “Transactions with Related Persons — CD&R Transactions.”

Our Board met eight times during the fiscal year ended December 31, 2020, which included additional board meetings to discuss business continuity during the COVID-19 pandemic. Each of our directors attended 75% or more of the aggregate of the total number of meetings of our Board of Directors held during the period in which he or she was a director and the total number of meetings held by all board committees on which he or she served during the periods that he or she served. It is our policy to schedule a meeting of our Board of Directors on the date of the Annual Meeting, and we encourage all of our directors to attend both meetings. All of our then-current directors attended last year’s Annual Meeting.

Our non-management directors meet without the presence of management at regularly scheduled executive sessions. These executive sessions typically occur before or after regularly scheduled meetings of our Board of Directors. The presiding director of these executive sessions is the Chair of the Nominating and Corporate Governance Committee, if such person is an independent director; otherwise, the Chair of the Audit Committee serves as presiding director. For information on how you can communicate with our non-management directors, please see “Communications with Our Board.”

Board Committees

Our Board has six standing committees — the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Affiliate Transactions Committee and the Routine Transactions Committee. Below is a table disclosing our Board of Directors and committee compositions as of April 8, 2021.

BOARD AND COMMITTEE APPOINTMENTS

Name	Board	Class	Expiration	Audit	Compensation	Nominating & Corporate Governance	Executive	Affiliate Transactions(c)	Routine Transactions Committee
Kathleen J. Affeldt	Member	III	2023		Chair	Member	Member	Member
George L. Ball	Member	III	2023	Member	Member		Member	Member	Chair
Gary L. Forbes	Member	II	2022	Chair			Member	Member
John J. Holland	Member	I	2021(b)	Member		Member		Member
William E. Jackson(a)	Member	II	2022	Member				Member
Wilbert W. James, Jr.	Member	I	2021(b)		Member			Member
Daniel Janki	Member	I	2021(b)	Member				Member
John Krenicki	Member	I	2021(b)		Member	Chair	Chair
James S. Metcalf	Chairman	II	2022				Member	Member	Member
Timothy O’Brien	Member	III	2023			Member
Nathan K. Sleeper	Member	III	2023		Member		Member
Jonathan L. Zrebiec	Member	II	2022		Member				Member

(a)

George Martinez resigned from the Board, and ceased to serve on the Audit Committee and Affiliate Transactions Committee, effective May 28, 2020. The Board appointed Dr. Jackson to the Board, and the Audit Committee and Affiliate Transactions Committee, effective May 28, 2020.

(b)	Messrs. Holland, James, Janki and Krenicki are Class I directors. The Class I directors are to be elected at the Annual Meeting for a term expiring at the Annual Meeting to be held in 2024.

(c)	No chair exists for the Affiliate Transactions Committee.

Executive Committee

The Executive Committee is generally authorized to act on behalf of our Board between scheduled meetings of our Board of Directors, except as provided by the Stockholders Agreement and by our By-Laws, to the fullest extent permitted by Delaware corporate law. However, the Executive Committee does not have the authority to approve amendments to our charter or By-Laws or specified extraordinary corporate transactions. The Executive Committee operates under a charter adopted by our Board of Directors, a copy of which is available on our website at www.cornerstonebuildingbrands.com under the heading “Investors — Committees & Charters.”

As of the end of Fiscal 2020, the members of the Executive Committee were Mr. Krenicki, Mr. Forbes, Mr. Metcalf, Ms. Affeldt, Mr. Ball and Mr. Sleeper, with Mr. Krenicki serving as Chairman. The Executive Committee did not meet during the fiscal year ended December 31, 2020.

Audit Committee

The Audit Committee assists our Board in fulfilling its responsibilities relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee assists the Board in monitoring the integrity of our financial statements, the independence, qualifications and performance of our independent auditors; the performance of our internal audit function, our compliance with legal and regulatory requirements, and the preparation of our Audit Committee’s report included in our proxy statements. In discharging its duties, our Audit Committee has the authority to retain independent legal, accounting and other advisors and has the sole authority to appoint, retain, replace or terminate the independent auditor.

As of the end of Fiscal 2020, the members of the Audit Committee were Mr. Ball, Mr. Forbes, Mr. Holland, Mr. Janki and Dr. Jackson, with Mr. Forbes serving as Chairman. The Audit Committee met five times during the fiscal year ended December 31, 2020. Mr. Martinez resigned from the Board and ceased to serve on the Audit Committee, effective May 28, 2020. The Board appointed Dr. Jackson to the Audit Committee, effective May 28, 2020.

The Audit Committee is composed solely of directors who are not our officers or employees, have the requisite financial literacy to serve on the Audit Committee, as determined by our Board of Directors, and whom our Board of Directors has determined are “independent” under the listing standards of the NYSE and the rules and regulations of the SEC, including the heightened independence standards for Audit Committee members under Section 303A.06 of the NYSE Listed Company Manual, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10A3 promulgated thereunder.

Our Board of Directors, after reviewing all of the relevant facts, circumstances and attributes, has determined that Mr. Forbes, the Chair of our Audit Committee, is an “audit committee financial expert” as defined by Item 407 (d)(5)(ii) of Regulation S-K.

The Audit Committee operates under a written Audit Committee Charter adopted by our Board of Directors, a copy of which is available on our website at www.cornerstonebuildingbrands.com under the heading “Investors — Committees & Charters.”

Compensation Committee

The Compensation Committee assists our Board in fulfilling its responsibilities relating to our compensation practices. The Compensation Committee discharges the Board’s responsibilities relating to compensation of directors, officers and senior managers, oversees, evaluates, and advises our Board regarding the Company’s overall compensation policies and structure, including benefit plans and programs, prepares reports on executive compensation required for inclusion in our proxy statements and discusses these reports with our management. The Compensation Committee is permitted to delegate its authority on all matters for which it is responsible to subcommittees consisting of one or more members. The Compensation Committee met five times during the fiscal year ended December 31, 2020.

As of the end of Fiscal 2020, the members of the Compensation Committee were Ms. Affeldt, Mr. Ball, Mr. Krenicki, Mr. James, Mr. Sleeper and Mr. Zrebiec, with Ms. Affeldt serving as Chairperson. The Board appointed Messrs. James and Zrebiec to the Compensation Committee, effective May 23, 2020. The Compensation Committee is composed solely of directors who are not our officers or employees.

The Compensation Committee operates under a Compensation Committee Charter adopted by our Board, a copy of which is available on our website at www.cornerstonebuildingbrands.com under the heading “Investors — Committees & Charters.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible, subject to and in accordance with the Stockholders Agreement, for identifying or assisting in the identification of, and recommending qualified candidates to serve on our Board and, subject to and in accordance with the Stockholders Agreement, recommending to our Board the director nominees to be elected by our stockholders at each annual or special meeting. In addition, the Nominating and Corporate Governance Committee is responsible for developing and advising our Board with respect to guidelines for the governance of the Company, including monitoring compliance with those guidelines, as well as overseeing succession planning and the evaluation and review of the performance of our Board.

As of the end of Fiscal 2020, the members of the Nominating and Corporate Governance Committee were Ms. Affeldt, Mr. Holland, Mr. Krenicki and Mr. O’Brien, with Mr. Krenicki serving as Chairman. The Nominating and Corporate Governance Committee met four times during the fiscal year ended December 31, 2020.

The Nominating and Corporate Governance Committee operates under a Nominating and Corporate Governance Committee Charter adopted by our Board, a copy of which is available on our website at www.cornerstonebuildingbrands.com under the heading “Investors — Committees & Charters.” Our Corporate Governance Guidelines adopted by our Board, a copy of which is available at our website at www.cornerstonebuildingbrands.com under the heading “Investors — Committees & Charters,” include the criteria our Board believes are important in the selection of director nominees.

Pursuant to and in accordance with the Stockholders Agreement, for so long as the CD&R Investors own at least 7.5% of the outstanding shares of Common Stock, the CD&R Investors are entitled to nominate for election, fill vacancies and appoint replacements for a number of Board members in proportion to the CD&R Investors’ percentage beneficial ownership of outstanding Common Stock, but never to exceed one less than the number of independent, non-CD&R-affiliated directors serving on the Board (the “CD&R Investor Director Number”). At each annual meeting or special meeting of stockholders at which any directors of the Company are to be elected, we will take all corporate and other actions necessary to cause the applicable CD&R Investors’ nominees or designees to be nominated for election to our Board and we will solicit proxies in favor of the election of such nominees or designees to be elected at such meeting.

Further, pursuant to and in accordance with the Stockholders Agreement, for so long as stockholders unaffiliated with the CD&R Investors own in the aggregate at least 7.5% of the voting power of the Company, our Board at all times must be comprised of (i) the Chief Executive Officer of the Company, (ii) such number of CD&R Investor Directors (as defined in the Stockholders Agreement), not to exceed the CD&R Investor Director Number, (iii) directors who will not be appointed or designated by the CD&R Investors and will be independent of both the CD&R Investors and the Company (the “Independent Non-CD&R Investor Directors”), and (iv) up to one (1) additional director that is not a CD&R Investor Director or the Chief Executive Officer of the Company (the “Unaffiliated Shareholder Director”), who upon election would not be an Independent Non-CD&R Investor Director, provided that if the election or appointment of such person would have the effect of reducing the CD&R Investor Director Number, no such person shall be nominated or appointed without the approval of the CD&R Investor Directors.

Further, pursuant to the Stockholders Agreement, for so long as the CD&R Investor Voting Interest (as defined in the Stockholders Agreement) is at least 20% of the voting power of the Company, the CD&R Investors are entitled to representation proportionate to the CD&R Investor Voting Interest (rounded to the nearest whole number) on all committees of the Board, provided that, notwithstanding the foregoing, the CD&R Investors are entitled to have a minimum of one (1) CD&R Investor Director serving on each committee of the Board, subject to applicable restrictions set forth in the Stockholders Agreement, applicable law and New York Stock Exchange rules.

Pursuant to the Stockholders Agreement, the CD&R Directors who are members of the Nominating and Corporate Governance Committee (or, if none serve thereon, the remaining CD&R Directors or, if no CD&R Directors remain in office, the CD&R Investors) have the right to designate the CD&R Investor Director(s) to serve as members of a board committee, and the Unaffiliated Shareholder Directors shall have the right to designate the Unaffiliated Shareholder Director to serve as a member of a committee, in each case in accordance with Section 3.1(e)(i) of the Stockholders Agreement.

In identifying and evaluating nominees for director other than directors appointed by the CD&R Investors pursuant to the Stockholders Agreement, the Nominating and Corporate Governance Committee first looks at the overall size and structure of our Board to determine the need to add or remove directors and to determine if there are any specific qualities or skills that would complement the existing strengths of our Board.

The Board codified standards for directors in the Board’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter. The Corporate Governance Guidelines provide that our Board of Directors should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. The Corporate Governance Guidelines also provide that at all times a majority of the Board must be “independent directors” as defined from time to time by the listing requirements of the NYSE and any specific requirements established by the Board. Each director also is expected to:

•	exhibit high personal and professional ethics, strength of character, integrity, and values;

•	possess commitment and independence of thought and judgment;

•	possess education, experience, intelligence, independence, fairness, practical wisdom and vision to exercise sound, mature judgments;

•	use his or her skills and experiences to provide independent oversight of our business;

•	possess personality, tact, sensitivity, and perspective to participate in deliberations in a constructive and collegial manner;

•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

•	devote the time and effort necessary to learn our business; and

•	represent the long-term interests of all stockholders.

In evaluating candidates for our Board, our Board considers the Company’s priorities related to our culture and social sustainability objectives, with a focus on age, race, gender, and other forms of diversity in the composition of our Board. Our Board seeks candidates that reflect and support our efforts to have a work environment that is inclusive and equitable, and to benefit from the variety of experiences and backgrounds that diverse members bring our organization.

In addition, our Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of its oversight of the Company. To that end, our Board places a premium on its members’ professional experience in positions such as a senior manager, chief operations officer, chief financial officer, or chief executive officer of a relatively complex organization such as a corporation, university, or foundation. Ultimately, our Board believes it should be comprised of persons with skills in areas that may include some of the following: finance; manufacturing; sales and markets; strategic planning; development of strategies for sustainability; human resources; safety; legal; international business; and information technology. The age at the time of election of any nominee for director should be such to assure a minimum of three years of service as a director.

In addition to the targeted skill areas, the Nominating and Corporate Governance Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to our Board, including:

•	Strategy — knowledge of our business model, the formulation of corporate strategies, and knowledge of key competitors and global markets;

•	Leadership — skills in coaching senior executives and the ability to assist the CEO in his development;

•	Organizational Issues — understanding of strategy implementation, change management processes, group effectiveness, and organizational design;

•	Relationships — understanding how to interact with customers, vendors, governments, investors, financial analysts, and communities in which we operate;

•	Functional — understanding of financial matters, financial statements and auditing procedures, legal issues, information technology, and marketing; and

•	Ethics — the ability to identify and raise key ethical issues concerning our activities and senior management as they affect the business community and society.

As part of its periodic self-assessment process, our Board annually determines the diversity of specific skills and experiences necessary for the optimal functioning of our Board in its oversight of the Company over both the short and long term.

The Corporate Governance Guidelines state our policy regarding the director selection process that requires the Nominating and Corporate Governance Committee to review the skills and characteristics that the Board seeks in its members individually and in relation to the composition of our Board as a whole. As part of this process, the Board will assess the skill areas currently represented on our Board and those skill areas represented by directors expected to retire or leave our Board in the near future against the target skill areas established annually by our Board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of our Board to carry out its function.

The Nominating and Corporate Governance Committee then establishes the specific target skill areas, characteristics or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in our industry, financial or technological expertise, experience in situations comparable to ours (e.g., growth companies, companies that have grown through acquisitions, or companies that have restructured their organizations successfully), leadership experience and relevant geographical experience. The Board’s current composition reflects diversity in skills and experiences.

The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for directors other than directors appointed by the CD&R Investors pursuant to the Stockholders Agreement, including referrals from our current directors and management, as well as input from third-party executive search firms. The Chair of the Nominating and Corporate Governance Committee and our Chairman of the Board will then interview qualified candidates. Qualified candidates are then invited to meet the remaining members of the Nominating and Corporate Governance Committee. The remaining directors also have an opportunity to meet and interview qualified candidates. The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that a candidate be nominated to our Board.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders. Stockholders may submit recommendations to the Nominating and Corporate Governance Committee in care of our Chairman of the Board and Corporate Secretary at our address set forth on page one of this proxy statement in the form and timing provided in our By-Laws. Subject to the requirements of the Stockholders Agreement described above, nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.

Nominations by stockholders for seats on the Board not required to be filled by the CD&R Investors’ designees may also be made at an annual meeting of stockholders in the manner provided in our By-Laws. Our By-Laws provide that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our Board at a meeting of stockholders by complying with required notice procedures. To be timely, nominations must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10 day following the day on which the public announcement of the date of such meeting is first made by us.

The notice must specify:

•	as to each person the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of our capital stock that are owned of record or beneficially by the person on the date of the notice; and

•

any other information relating to the person that is required to be disclosed in solicitations for proxies with respect to nominees for election as directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	as to the stockholder giving the notice:

•	the name and record address of the stockholder and any other stockholder known by that stockholder to be supporting the nominee; and

•	the class and number of shares of our capital stock that are owned of record or beneficially by the stockholder making the nomination and by any other supporting stockholders.

We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Affiliate Transactions Committee

The Affiliate Transactions Committee is responsible for reviewing, considering and approving certain transactions between the Company and its controlled affiliates, on the one hand, and the CD&R Investors and their affiliates, on the other hand. This committee is made up of (x) the Unaffiliated Shareholder Directors then in office and (y) one CD&R Investor Independent Director (as defined in the Stockholders Agreement), if a CD&R Investor Independent Director is then serving on the Board, and otherwise, the Chief Executive Officer of the Company serving as a director on the Board. As of the end of Fiscal 2020, the members of the Affiliate Transactions Committee were Ms. Affeldt, Mr. Ball, Mr. Forbes, Mr. Holland, Mr. James, Mr. Janki, Dr. Jackson and Mr. Metcalf. Mr. Martinez resigned from the Board and ceased to serve on the Affiliate Transactions Committee, effective May 28, 2020. The Board appointed Messrs. James and Janki to the Affiliate Transactions Committee, effective May 23, 2020, and appointed Dr. Jackson to the Affiliate Transaction Committee, effective May 28, 2020. The Affiliate Transactions Committee has no chair. The Affiliate Transactions Committee did not meet during the fiscal year ended December 31, 2020.

The Affiliate Transactions Committee operates under an Affiliate Transactions Committee Charter adopted by our Board of Directors, a copy of which is available on our website at www.cornerstonebuildingbrands.com under the heading “Investors — Committees & Charters.”

Routine Transactions Committee

On December 12, 2018, the Board delegated certain responsibilities and duties relating to certain matters of the Company to a Routine Transactions Committee to assist the Board in fulfilling certain of the Board’s oversight responsibilities. The Routine Transactions Committee is responsible for reviewing, considering and approving the following proposed transactions: (i) expenditures of capital or other assets outside the ordinary course and not part of the annual capital expenditure plan; (ii) mergers or acquisitions; (iii) non-ordinary course asset divestitures; (iv) any non-ordinary course joint ventures or similar arrangements with third-parties; and (v) certain derivative contracts used for risk management. On February 27, 2019, the Board further delegated to the Routine Transactions Committee the authority to oversee the Company’s Derivatives Use Policy, which governs the Company’s objectives, policies, procedures and practices to manage exposure to interest rate, currency and commodity risk positions. As of the end of Fiscal 2020, the members of the Routine Transactions Committee are Mr. Ball, Mr. Metcalf and Mr. Zrebiec, with Mr. Ball serving as Chairperson. The Routine Transactions Committee met twice during the fiscal year ended December 31, 2020.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available at our website at www.cornerstonebuildingbrands.com under the heading “Investors — Committees & Charters.” These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, Board composition, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our Board any changes to the guidelines. You may obtain copies of the charters for our Audit Committee, Compensation Committee, Executive Committee, Affiliate Transactions Committee and our Nominating and Corporate Governance Committee, and our Corporate Governance Guidelines, free of charge, from our website at www.cornerstonebuildingbrands.com under the heading “Investors — Committees & Charters” or by writing to us at Cornerstone Building Systems, Inc., 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513, Attention: Investor Relations, Tina Beskid.

Our Board has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions.

The Code of Business Conduct and Ethics covers topics, including but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. The Code of Business Conduct and Ethics also provides that our directors who are employed by CD&R, LLC or any other affiliate of the CD&R Investors will not be deemed in violation of our Code of Business Conduct and Ethics as a result of any investment by the CD&R Investors, insofar as such investment, affiliate transaction and information access is not prohibited under the terms of the Company’s stockholders agreement with the CD&R Investors and is otherwise in accordance with the Company’s Certificate of Incorporation, By-Laws and the laws of the State of Delaware.

Our Code of Business Conduct and Ethics is available, free of charge, on our website, along with other corporate governance information, at www.cornerstonebuildingbrands.com under the heading “Investors — Committees & Charters.” You may also obtain a copy by writing to Investor Relations at the address above.

Waivers from our Code of Business Conduct and Ethics are discouraged, and any waivers from the Code of Business Conduct and Ethics that relate to our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions or any other executive officer or director must be approved by our Nominating and Corporate Governance Committee, which is composed solely of directors whom we believe are independent of management, and will be disclosed to the fullest extent as required by law and will be posted on our website at www.cornerstonebuildingbrands.com within four business days of any such waiver.

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management at Cornerstone Building Brands. The Company recognizes that certain risks are inherent in the operation of an integrated manufacturer of metal buildings and metal building components. The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that creates losses or adversely interferes with opportunity gains.

Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole but primarily through the Audit Committee, oversees and reviews certain aspects of our risk management efforts. Specific risk management activities performed by management include: identifying and prioritizing risk and risk controls related to significant business activities; monitoring the emergence and onset of certain key risks; and reviewing and determining the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the programs discussed below and their risk to company strategy. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to control risk if and when appropriate. In most cases, the Audit Committee of the Board oversees issues related to internal control over financial reporting and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail herein. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the Company.

Risk Analysis of Our Compensation Plans

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

In Fiscal 2020, members of our management team conducted an assessment of the risks arising from our compensation policies and practices. The team reviewed and discussed the design features, characteristics, performance metrics at the Company and segment levels and approval mechanisms of total compensation for all employees, including salaries, incentive plans, sales incentives, PSUs and restricted stock unit awards, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

Our compensation philosophy and culture support the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company and with all levels of employees, with the exception of incentive-based pay. These compensation policies and practices are centrally designed and administered, and are substantially identical between our business divisions. Field sales personnel are paid sales bonuses that vary by business unit, but all of our officers are paid under the programs and plans for non-sales employees. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.

•

Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward our overall financial performance, business unit financial performance, operational measures and individual performance, and (iii) a portfolio approach for stock awards, primarily consisting of a mix of service-based and performance-based equity awards.

•

An important portion of our executive compensation for our NEOs is tied to how our stock price performs over a period of multiple years. As described in “Compensation Discussion & Analysis” above, 50% of the value of annual grants of long-term incentive awards granted to our NEOs in Fiscal 2018 and Fiscal 2020 consisted of PSUs, which vest depending upon the satisfaction of performance goals through the end of the specified multi-year performance period. This minimizes the benefit of a temporary spike in stock price and the possibility that an executive would be motivated to create short-term gain in the stock price without regard to long-term performance.

•	The Compensation Committee has discretion to adjust performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our stockholders.

•	Any additions or changes to stock awards or bonus levels must be approved by the Company’s Executive Vice President, Chief Human Resources Officer, as well as senior management.

•

Executive officers are subject to certain holding requirements and our Clawback Policy, Insider Trading Policy, and policies prohibiting the pledging of Company securities or engaging in hedging transactions involving Company securities owned by our executive officers and non-employee directors. See “Compensation Discussion & Analysis — Compensation Philosophy and Objectives of the Company’s Compensation Program.”

In summary, although a significant portion of the compensation provided to Named Executive Officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short- and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions.

Historic restricted stock and stock option awards are subject to time-based vesting conditions, which retain value even in a depressed market, and performance share unit awards are subject to vesting based on sustained increases in stock price or satisfaction of other performance metrics over performance periods longer than a single year, and so executives are less likely to take unreasonable risks.

With respect to our historic annual equity grants under the Incentive Plan, which included a fixed and variable component, assuming achievement of at least a minimum level of performance, payouts resulted in some compensation at levels below full target achievement, in lieu of an “all or nothing” approach.

Based on these considerations, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

LEADERSHIP STRUCTURE OF THE BOARD

Our Board currently combines the role of chairman of the board with the role of chief executive officer, coupled with a Lead Director position to further strengthen the governance structure. The Board believes this provides an efficient and effective leadership model for the Company at this time. Our Board believes combining the chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.

To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	a strong, independent, clearly defined presiding director role (see below for a full description of the role);

•	the opportunity for executive sessions of the independent directors after every Board meeting; and

•	annual performance evaluations of the chairman and CEO by the independent directors.

However, no single leadership model is right for all companies and at all times. The Board recognizes that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate in the future. Accordingly, the Board periodically reviews its leadership structure.

The Lead Director recommends to the Board an appropriate process by which a new chairman and chief executive officer will be selected. The Board has no required procedure for executing this responsibility because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.

A key responsibility of the CEO and our Board of Directors is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in the Company. Each year, succession planning reviews are held, culminating in a full review of senior leadership talent by the independent directors. During this review, the CEO and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing leadership assignments. It is a key success factor in managing the long planning and investment lead times of our business.

In addition, the CEO maintains in place at all times, and reviews with the independent directors, a confidential plan for the timely and efficient transfer of his or her responsibilities in the event of an emergency or his or her sudden incapacitation or departure.

COMMUNICATIONS WITH OUR BOARD

Any stockholder or interested party who wishes to communicate with our Board or any specific directors, including non-management and independent directors, may write to:

Board of Directors

Cornerstone Building Brands, Inc.

5020 Weston Parkway, Suite 400

Cary, North Carolina 27513

Depending on the subject matter, management will:

•

forward the communication to the director or directors to whom it is addressed (for example, if the communication received pertains to questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the Chair of the Audit Committee for review);

•

attempt to handle the inquiry directly, for example where it is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board or an individual director; or

•

not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic (in accordance with the explicit instructions of our non-management directors).

At each meeting of our Board, our Chairman of the Board presents a summary of all communications received since the last meeting of our Board that were not forwarded and makes those communications available to any director on request.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and officers and persons who beneficially own more than 10% of any of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Our employees prepare these reports for our directors and executive officers who request it on the basis of the information obtained from them and from the Company’s records. Our directors and officers are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on our review of the copies of the forms received by us with respect to Fiscal 2020, or written representations from the reporting persons, we believe that all Section 16(a) executive officers, directors and greater than 10% beneficial stockholders of the Company complied with applicable Section 16(a) requirements during Fiscal 2020.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

The Nominating and Corporate Governance Committee has approved and adopted a written statement of policy and procedures with respect to related party transactions. This policy covers the review, approval or ratification of transactions between us and “related parties” (generally, directors, executive officers and employees required to file reports under Section 16 of the Exchange Act and their immediate family members, beneficial owners of 5% or more of any class of our securities, and any entity in which any such persons are employed, are principals, partners or hold a similar position or in which they have a beneficial interest of 5% or more). The policy covers transactions in which the Company and any related party are participants in which a related party has a material interest, other than (1) transactions between us and affiliates of CD&R, LLC, which are evaluated by the Affiliate Transactions Committee pursuant to the guidelines in the Stockholders Agreement, (2) transactions involving less than $25,000 when aggregated with all similar transactions, and (3) certain exceptions for the employment of executive officers, director compensation, employees of the related party and transactions in which all stockholders receive proportional benefits. The policy generally requires that any related party transaction be approved by the

Nominating and Corporate Governance Committee or its Chairman in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, a related party must make full written disclosure of all of the facts and circumstances relating to the transaction to our Chief Financial Officer or General Counsel, who must assess this information and decide whether it is a related party transaction. If either of the Chief Financial Officer or General Counsel makes this determination, they must submit the transaction to the Nominating and Corporate Governance Committee or to its Chairman. The Nominating and Corporate Governance Committee or its Chairman will approve such transaction only if, in its good faith determination, it is in, or is not inconsistent with, the best interests of the Company and its stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Nominating and Corporate Governance Committee or the Chairman thereof, and such committee or Chair, as the case may be will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction. In addition, certain transactions with related stockholders may be subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 of the DGCL prohibits certain publicly held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination.

The Affiliate Transactions Committee, which is further described in “Board of Directors — Board Committees — Affiliate Transactions Committee,” is responsible for reviewing, considering and approving certain transactions between the Company and its controlled affiliates, on the one hand, and the CD&R Investors and their affiliates, on the other hand. This committee is made up of (x) the Unaffiliated Shareholder Directors then in office and (y) one CD&R Investor Independent Director, if a CD&R Investor Independent Director is then serving on the Board, and otherwise, the Chief Executive Officer of the Company serving as a director on the Board.

CD&R Transactions

On July 17, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ply Gem and, for certain limited purposes as set forth in the Merger Agreement, CD&R, in connection with the Merger. Upon consummation of the Merger on November 16, 2018, the Company issued to CD&R Pisces and the GG Shareholders 39,128,929 and 16,739,403 shares of Common Stock, respectively.

Pursuant to the terms of the Merger Agreement, on November 16, 2018, the Company entered into the Stockholders Agreement with each of the CD&R Investors and the Golden Gate Investors. Pursuant to the Stockholders Agreement, among other matters, so long as the CD&R Investors beneficially own at least 7.5% of the outstanding shares of Common Stock, the CD&R Investors are entitled to nominate for election, fill vacancies and appoint replacements for a number of Board members in proportion to the CD&R Investors’ percentage beneficial ownership of outstanding Common Stock, but never to exceed one less than the number of independent, non-CD&R-affiliated directors serving on the Board. The Stockholders Agreement contains voting agreements between the Company and each of the Investors, including the requirement that each Investor shall vote all of the shares of Common Stock that it beneficially owns (a) in favor of all director nominees, other than CD&R Investor Nominees or director nominees proposed by a Golden Gate Investor, nominated by the Board for election by the stockholders of the Company in accordance with the terms of the Stockholders Agreement and the By-Laws, (b) as recommended by the Board, on any and all (i) proposals relating to or concerning compensation or equity incentives for directors, officers or employees of the Company adopted in the ordinary course of business consistent with past practice, (ii) proposals by stockholders of the Company, other than a proposal by a CD&R Investor or a Golden Gate Investor, and (iii) proposals the subject matter of which is a CD&R Investor Consent Action (as defined in the Stockholders Agreement), provided that, in respect of clauses (i) and (iii) only, that the Board’s recommendation is consistent with the CD&R Investors’ exercise of their consent rights provided in the Stockholders Agreement, and (c) not in favor of any transaction constituting, or that would result in, a Change of Control (as defined in the Stockholders Agreement) that has not been approved by a majority of the Independent Non-CD&R Investor Directors, if the per share consideration to be received by any CD&R Investor or Golden Gate Investor in connection with such transaction is not equal to, and in the same form as, the per-share consideration to be received by the shareholders not affiliated with the Investors.

Each CD&R Investor and Golden Gate Investor will also have preemptive rights to subscribe for any equity securities the Company proposes to issue in accordance with each Investor’s percentage beneficial ownership of Common Stock, subject to customary exceptions. The CD&R Investors and the Golden Gate Investor Group have each agreed, among other things, that until such time that its percentage beneficial ownership of the outstanding Common Stock falls below 10% and stays below such threshold for a period of six months, to be subject to standstill, voting and transfer restrictions and limitations, including a prohibition on transferring Common Stock to any third party or group that beneficially owns, or would, after giving effect to such transfer, beneficially own 10% or more of Common Stock outstanding.

Pursuant to the terms of the Merger Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated November 16, 2018, with the CD&R Investors and the Golden Gate Investors, pursuant to which the Company granted the CD&R Investors and the Golden Gate Investors customary demand and piggyback registration rights, including rights to demand registrations and underwritten shelf registration statement offerings with respect to the shares of Common Stock that are held by the CD&R Investors and the Golden Gate Investors following the consummation of the Merger.

As holders of approximately 49.28% of our outstanding Common Stock as of the record date, the CD&R Investors will be able to significantly influence matters submitted to stockholders for vote, including the proposals considered in this proxy statement.

As a result of their respective positions with CD&R, LLC and its affiliates, Mr. Krenicki, Mr. Sleeper and Mr. Zrebiec may be deemed to have an indirect material interest in certain agreements executed in connection with the Equity Investment and the Merger, including:

•	an Indemnification Agreement indemnifying CD&R and its affiliates against certain liabilities arising out of the transactions with CD&R and certain other liabilities and claims;

•	the Merger Agreement;

•	the Stockholders Agreement; and

•	the Registration Rights Agreement.

For additional information regarding the transactions with CD&R, LLC and the CD&R Investors’ relationship with CD&R, LLC and the above referenced agreements, see “Item 1. Business,” “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as Note 13 to our audited financial statements included therein.

AUDIT COMMITTEE AND AUDITORS

Report of the Audit Committee

We have reviewed and discussed with management the audited financial statements contained in Cornerstone Building Brands, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. We also have discussed the audited financial statements with Grant Thornton LLP, the Company’s independent registered public accountants for the fiscal year ended December 31, 2020. Our discussions with Grant Thornton LLP included, among other things, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. We also reviewed written disclosures and the letter from Grant Thornton LLP in accordance with applicable requirements of the Public Company Accounting Oversight Board, Grant Thornton LLP’s communications with the Audit Committee concerning independence, and have discussed with Grant Thornton LLP its independence. Based on those discussions, we are not aware of any relationship between Grant Thornton LLP and the Company that affects the objectivity or independence of Grant Thornton LLP.

Based on those discussions and review, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC. We have appointed Grant Thornton LLP as the Company’s independent auditors for Fiscal 2021, and have submitted the appointment for stockholder ratification.

We also reviewed and discussed the fees paid to Grant Thornton LLP for the fiscal year ended December 31, 2020 for audit and non-audit services, which fees and services are described below under the title “Our Independent Registered Public Accounting Firm and Audit Fees,” and have determined that the provision of the non-audit services and the fees that we pay for them are compatible with maintaining Grant Thornton LLP’s independence. The Board of Directors recommends that stockholders ratify this selection at the Annual Meeting.

This report is submitted by the members of the Audit Committee.

GARY L. FORBES (Chair)

GEORGE L. BALL

JOHN J. HOLLAND

WILLIAM E. JACKSON

DANIEL JANKI

Our Independent Registered Public Accounting Firm and Audit Fees

Grant Thornton LLP served as our independent registered public accountant for Fiscal 2019 and Fiscal 2020. Ernst & Young LLP served as our independent registered public accountants for Fiscal 2018. A representative of Grant Thornton LLP is expected to attend our Annual Meeting and will have the opportunity to make a statement if the representative so desires and will be available to answer appropriate stockholder questions.

Audit Fees. We incurred fees of $2,471,700 during Fiscal 2020 and $2,576,250 during Fiscal 2019 for Grant Thornton LLP’s independent audit of our annual financial statements, review of the financial statements contained in our quarterly reports on Form 10-Q and assistance regarding other SEC filings. We incurred fees of $152,600 during Fiscal 2020 and $295,000 during Fiscal 2019 for Ernst & Young LLP’s independent audit of our annual financial statements, review of the financial statements contained in our quarterly reports on Form 10-Q and assistance regarding other SEC filings. All of the audit services provided to us by Grant Thornton LLP and Ernst & Young LLP during Fiscal 2020 and Fiscal 2019, respectively, were pre-approved by the Audit Committee.

Audit-Related Fees. We did not incur any audit-related fees during Fiscal 2020 or 2019.

Tax Fees. We did not incur any tax fees during Fiscal 2020 or 2019.

All Other Fees. We did not incur any other fees during Fiscal 2020 or 2019.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for us by Grant Thornton LLP. These policies and procedures provide that the Audit Committee shall have the sole authority to pre-approve all audit, audit-related and non-audit or tax services (including the fees and terms thereof) to be performed for us by Grant Thornton LLP, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee before the completion of the audit. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of such services is compatible with maintaining the independence of Grant Thornton LLP and its status as our independent auditors.

The Committee must specifically preapprove the terms of Grant Thornton LLP’s annual audit services engagement. The Audit Committee may, pursuant to its pre-approval policy and Section 10(i)(3) of the Exchange Act, delegate to one or more of its members the authority to consider and pre-approve between quarterly meetings of the Audit Committee management proposals for the engagement of Grant Thornton LLP to perform audit and non-audit services for annual fees of up to an aggregate of $100,000 (or such greater amount as authorized by the Audit Committee), provided that those pre-approvals are presented to the entire Audit Committee at its next regularly scheduled meeting. Management proposals arising between quarterly Audit Committee meetings are presented for pre-approval to the Chair of the Audit Committee, Mr. Forbes, and in the event of his unavailability, to another member of the Audit Committee.

All of the services performed by Grant Thornton LLP in Fiscal 2020 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. Additionally, during Fiscal 2020, Grant Thornton LLP did not provide any services prohibited by the Sarbanes-Oxley Act of 2002.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder Proposals for the 2022 Annual Meeting

If you wish to present a proposal for inclusion in our proxy material for consideration at our Annual Meeting to be held in 2022, you must submit the proposal in writing to our Corporate Secretary at the address shown on the first page of this proxy statement, and we must receive your proposal not later than close of business (5:30 p.m. CDT) on December 21, 2021 (the 120th day prior to April 20, 2022, the anniversary of the date on which this year’s proxy was mailed to you). As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included. That proposal must comply with Section 8 of Article II of our By-Laws and, if it is to be included in our proxy materials, Rule 14a-8 under the Exchange Act.

Advance Notice Required for Stockholder Nominations and Proposals for the 2022 Annual Meeting

Our By-Laws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the Annual Meeting of Stockholders to be held in 2022 if it is received not less than 90 nor more than 120 days prior to the first anniversary of the date of the 2021 Annual Meeting of Stockholders. Please refer to the full text of our advance notice by-law provisions for additional information and requirements. A copy of our By-Laws may be obtained by writing to our Corporate Secretary at the address shown on the first page of this proxy statement. Our By-Laws require our Board or the presiding officer of the Annual Meeting to reject any untimely or non-complying proposal.

ANNUAL REPORT

A copy of our Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for Fiscal 2020, accompanies this proxy statement. These materials do not form part of the material for the solicitation of proxies.

The Form 10-K, which we have filed with the SEC, is available free of charge on our web site at www.cornerstonebuildingbrands.com and at the SEC’s web site at www.sec.gov.

Upon written request by a stockholder, we will mail, without charge, a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibits.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

We are sending only one copy of our proxy statement and Annual Report to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a household mailing this year and you would like to have additional copies of our proxy statement and Annual Report mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Investor Relations in writing at 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513, or call us at (866) 419-0042. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

MISCELLANEOUS

Our Board knows of no business other than that described above to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on those matters.

The information contained in the proxy statement relating to the occupations and security holdings of our directors and officers and their transactions with us is based upon information received from the individual directors and officers. Unless otherwise indicated, all information relating to any beneficial owner of more than 5% of any class of our equity securities is based upon information contained in reports filed by that owner with the SEC.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Why are you holding a virtual meeting instead of a physical meeting?

A:

Due to concerns regarding the COVID-19 pandemic, and to protect the health and safety of our employees, stockholders and other stakeholders, we have decided that this year’s Annual Meeting will be a virtual meeting conducted solely online via live webcast.

Q:	How do I register for and attend the Annual Meeting?

A:	The Annual Meeting will be a virtual meeting of stockholders conducted solely online via live webcast.

To be admitted to the Annual Meeting’s live webcast, you must register in advance at www.proxydocs.com/CNR prior to the registration deadline of 5:00 p.m. EDT on May 18, 2021. As part of the registration process, you must enter the control number provided in your proxy card.

After completion of your registration, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

You are entitled to participate in the Annual Meeting only if you were a stockholder of record of the Company as of the close of business on the record date of April 8, 2021, or if you hold a valid proxy for the Annual Meeting. To participate in the Annual Meeting, you will need to review the information included on your proxy card and the instructions that accompanied your proxy materials.

The Annual Meeting will begin promptly at 10:00 a.m. EDT on Thursday, May 20, 2021. We encourage you to access the meeting prior to the start time, leaving ample time for the check in.

Q:	Will I be able to ask questions?

A:

Yes. Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

Q:	How do I vote my shares?

A:

If you were a stockholder of record at the close of business on April 8, 2021, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using the proxy card delivered to you. Specific instructions for voting by each of these methods are included in the proxy card.

Stockholder of Record: Shares Registered in Your Name

If, on April 8, 2021, your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or vote by proxy using any of the methods noted above. Whether or not you plan to register and attend the Annual Meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or Internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 8, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent. You must follow the instructions from your broker, bank or other agent.

Q:	Whom can I contact if I need assistance?

A:

After you have registered, approximately one hour before the start of the Annual Meeting, an email will be sent to you containing further instructions about how to join the Annual Meeting. This email will include a telephone number you may contact if you need assistance participating in the Annual Meeting.

By Order of the Board of Directors

/s/ Alena S. Brenner
ALENA S. BRENNER Executive Vice President, General Counsel and Corporate Secretary

Cary, North Carolina

April 20, 2021

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting to Be Held May 20, 2021 via live webcast at

www.proxydocs.com/CNR

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report to Stockholders are available at www.proxydocs.com/CNR.

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/CNR Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-844-927-1815 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/CNR Cornerstone Building Brands, Inc. Annual Meeting of Stockholders For Stockholders as of record on April 08, 2021 TIME: Thursday, May 20, 2021 10:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/CNR for registration details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints James S. Metcalf and Alena S. Brenner (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Cornerstone Building Brands, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. If you hold shares in any Employee Stock Purchase Plan, or 401(k) savings plan of the Company (the “Plans”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 11:59 p.m. EDT, May 17, 2021, or if no choice is specified, will be voted by an independent fiduciary. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Cornerstone Building Brands, Inc. Annual Meeting of Stockholders Please make your marks like this: Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Class I directors of the Company for a three-year term expiring in 2024. 1.01 John J. Holland FOR AGAINST ABSTAIN 1.02 Wilbert W. James, Jr. 1.03 Daniel Janki 1.04 John Krenicki 2. Provide an Advisory Vote on Executive Compensation. 3. Ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2021. 4. Transact such other business as may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.